                      As filed with the Securities and Exchange Commission on July __, 2001
=============================================================================================================================
                                                                                                Registration No. ____________
=============================================================================================================================
                                                 SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549


                                                              FORM SB-2
                                       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                                RUBBER TECHNOLOGY INTERNATIONAL, INC.
                                                 (Name of Registrant in Our Charter)
                  NEVADA                                     3060                                   88-0370454
      (State or Other Jurisdiction of            (Primary Standard Industrial          (I.R.S. Employer Identification No.)
               Incorporation
              or Organization)                   Classification Code Number)
          3185 E. WASHINGTON BLVD.                                                                 TREVOR WEBB
       LOS ANGELES, CALIFORNIA 90023                                                         3185 E. WASHINGTON BLVD.
               (323) 268-6842                                                             LOS ANGELES, CALIFORNIA 90023
 (Address and telephone number of Principal                                                       (323) 268-6842
  Executive Offices and Principal Place of                                         (Name, address and telephone number of agent
                 Business)                                                                         for service)

                                                             Copies to:
                     Clayton E. Parker, Esq.                                            Ronald S. Haligman, Esq.
                    Kirkpatrick & Lockhart LLP                                         Kirkpatrick & Lockhart LLP
              201 S. Biscayne Boulevard, Suite 2000                              201 S. Biscayne Boulevard, Suite 2000
                       Miami, Florida 33131                                               Miami, Florida 33131
                          (305) 539-3300                                                     (305) 539-3300
                  Telecopier No.: (305) 358-7095                                     Telecopier No.: (305) 358-7095

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                   CALCULATION OF REGISTRATION FEE
=============================================== ========================= =========================================================
                                                                                                PROPOSED
                                                                               PROPOSED         MAXIMUM
                                                                                MAXIMUM        AGGREGATE          AMOUNT OF
             TITLE OF EACH CLASS OF                     AMOUNT TO BE         OFFERING PRICE    OFFERING          REGISTRATION
           SECURITIES TO BE REGISTERED                   REGISTERED           PER SHARE (1)    PRICE (1)             FEE
----------------------------------------------- ------------------------- ---------------------------------------------------------

Common stock, par value $0.0001 per share           27,321,428 Shares              $0.07         $1,912,499.96      $478.13
----------------------------------------------- ------------------------- ---------------------------------------------------------
TOTAL                                               27,321,428 Shares                            $1,912,499.96      $478.13
=============================================== ========================= =========================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of July 17, 2001.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                      Subject to completion, dated July 23, 2001

                      RUBBER TECHNOLOGY INTERNATIONAL, INC.
                        27,321,428 SHARES OF COMMON STOCK

         This prospectus relates to the resale of up to 27,321,428 shares of our Company's common stock by certain persons who are, or will become, shareholders of our Company. Of that total, certain selling shareholders will resell up to 25,000,000 shares of common stock in this offering that will be issued upon conversion of convertible debentures that were previously sold by our Company. Our Company is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by our Company.

         The shares of common stock are being offered for sale on a "best efforts" basis by the selling shareholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

         The selling stockholders consist of:

         o Yorkville Advisors Management, LLC, which intends to resell up to 1,428,571 shares of common stock previously issued in connection with consulting services provided, or to be provided, to our Company relating to the Equity Line of Credit.

         o Chien Chang, Steve Severance, Peter Che Nan Chen, David Hungerford, Wei Z. Yen, Jinsheng Yi, John R. Hopkins, Keyway Holdings Company, Terry Stern, Dr. Michael Jessen, Arab Commerce Bank, Rance Merkel, Frank Collins and Barbara Collins, all of whom intend to resell up to 25,000,000 shares of common stock to be issued upon conversion of debentures that were previously sold by our Company.

        o Anne Gogstad, who intends to resell up to 750,000 shares of common stock previously purchased from our Company. Ms. Godstad is the wife of Mr. Trevor Webb, the President, CEO and Director of our Company.

        o Mark Blackburn, who intends to resell up to 142,857 shares of common stock previously issued in connection with services provided to our Company.

         Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "RTEK." On July 17, 2001, the last reported sale price of our common stock on the Over-the-Counter Bulletin Board was $0.075 per share.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 8.

    No underwriter or any other person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is July ___, 2001.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................3
SUMMARY CONSOLIDATED FINANCIAL INFORMATION.....................................5
RISK FACTORS...................................................................8
FORWARD-LOOKING STATEMENTS....................................................12
SELLING SHAREHOLDERS..........................................................13
USE OF PROCEEDS...............................................................15
DILUTION......................................................................15
CAPITALIZATION................................................................15
PLAN OF DISTRIBUTION..........................................................18
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................19
MANAGEMENT'S DISCUSSION AND ANALYSIS..........................................20
DESCRIPTION OF BUSINESS.......................................................25
BUSINESS OF THE Company.......................................................25
MANAGEMENT....................................................................29
DESCRIPTION OF PROPERTY.......................................................30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................32
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
  COMMON EQUITY AND OTHER SHAREHOLDER MATTERS.................................33
DESCRIPTION OF SECURITIES.....................................................34
EXPERTS.......................................................................35
LEGAL MATTERS.................................................................35
AVAILABLE INFORMATION.........................................................36
FINANCIAL STATEMENTS.........................................................F-1


--------------------------------------------------------------------------------

         Our audited financial statements for the fiscal year November 30, 2000 were contained in our Form 10-KSB (as amended) filed with the Securities and Exchange Commission. Our quarterly reports for the first quarter of 2001 containing unaudited interim financial statements have been filed with the Securities and Exchange Commission and are available from the Company.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY


                                   Our Company
                                   -----------

OVERVIEW

         Rubber Technology International, Inc. is a recycler of waste tires and producer of recycled molded rubber products. Our Company was organized as a Florida corporation and is currently based in Los Angeles, California. On June 1, 2001, our Company reincorporated in Nevada. Our Company's current principal line of business involves accepting waste tires from tire retailers, service stations, salvage yards, clean up jobs with governmental agencies, private individuals and companies and recycling them to produce crumb rubber for a variety of uses and a variety of molded rubber products. Recently, we have acquired significant construction grade sand deposits located near Las Vegas, Nevada and we intend to develop these resources towards the development of concrete and other building related products.


                                    INDUSTRY

         The rubber tire recycling industry emerged less than 20 years ago. Over a dozen states in the United States have established methods and criteria for the disposal of used tires. California has become an industry leader in the tire recycling field. It has mandated requirements with respect to landfills located in the state, including the elimination of any obligation on behalf of a landfill to accept used tires. California has established grants and other support programs to encourage tire recycling. In addition, California and Arizona have issued mandates requiring the use of recycled products. Examples of these requirements include the use of a mixed rubber and asphalt slurry solution on most new asphalt roads and the use of rubber byproducts on school playgrounds in replacement of sand and wood fiber products. It is anticipated that other states will adopt the disposal and recycling programs.


                                    STRATEGY

         The key components of our Company's business strategy are: (1) expand production of our Company's existing product line by improving our production process; (2) focus our sales and marketing efforts on our higher margin products;  (3) develop new  products  that  utilize  our  current  process;  (4)
establish additional facilities in new locations where there exists large quantities of scrap tires; and (5) continue to develop strategic alliances with other waste tire recyclers.


                                    ABOUT US

         Our principal office is located at 3185 East Washington Boulevard, Los Angeles, California 90023, telephone number (323) 268-6842. Our worldwide website is www.rubbertechnology.com. Information contained on our website is not part of this prospectus. For a copy of this prospectus, please contact us at the above address and phone number.


                                       3
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  THE OFFERING

         This offering relates to the resale of common stock by certain persons who are, or will become, shareholders of our Company. The selling shareholders consist of:

         o Yorkville Advisors Management, LLC, which intends to resell up to 1,428,571 shares of common stock previously issued in connection with consulting services provided, or to be provided, to our Company.

         o Chien Chang, Steve Severance, Peter Che Nan Chen, David Hungerford, Wei Z. Yen, Jinsheng Yi, John R. Hopkins, Keyway Holdings Company, Terry Stern, Dr. Michael Jessen, Arab Commerce Bank, Rance Merkel, Frank Collins and Barbara Collins, all of whom intend to resell up to 25,000,000 shares of common stock to be issued upon conversion of debentures that were previously sold by our Company.

         o Anne Gogstad, who intends to resell up to 750,000 shares of common stock previously purchased from our Company.

         o Mark Blackburn, who intends to resell up to 142,857 shares of common stock previously issued in connection with services provided to our Company.

         Our Company issued 1,428,571 shares of our common stock to Yorkville Advisors Management, LLC in exchange for consulting services provided to our Company relating to the raising of capital. This prospectus relates to (i) common stock previously issued in connection with consulting services provided, or to be provided, to our Company relating to the raising of capital; (ii) shares of common stock to be issued upon conversion of debentures previously issued by our Company; (iii) shares of common stock previously purchased from our Company by an individual investor; and (iv) shares of common stock previously issued to certain executive officers of our Company as compensation.


COMMON STOCK OFFERED                           27,321,428  shares by our selling
                                               shareholders

OFFERING PRICE                                 Market price

COMMON STOCK OUTSTANDING BEFORE THE OFFERING   72,089,511 as of July 2, 2001

USE OF PROCEEDS                                We will not receive any  proceeds
                                               of  the  shares  offered  by  the
                                               selling     shareholders.

RISK FACTORS                                   The  securities   offered  hereby
                                               involve a high degree of risk and
                                               immediate  substantial  dilution.
                                               See    "Risk     Factors"     and
                                               "Dilution."

OVER-THE-COUNTER BULLETIN BOARD SYMBOL         RTEK


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION


                                         FOR THE               FOR THE
                                       SIX MONTHS            SIX MONTHS             FOR THE               FOR THE
                                          ENDED                 ENDED              YEAR ENDED           YEAR ENDED
                                          MAY 31,              MAY 31,             NOVEMBER 30,        NOVEMBER 30,
                                           2001                  2000                 2000                1999
                                       (UNAUDITED)           (UNAUDITED)            (AUDITED)           (AUDITED)
                                       -----------           -----------            ---------           ---------
STATEMENT OF OPERATION
DATA:

Revenues                                     $764,412             $280,420              $733,976             $593,620
Cost of goods sold                            356,069              301,661               640,118              392,764
Gross margin (loss)                           408,343              (21,241)               93,858              200,856
Total operating expenses                      746,005              426,293             1,318,650              593,099
Interest expense                               39,248               25,813                62,055              237,194
Net ordinary income (loss)                   (376,911)             474,147             1,286,847              629,437
Net loss per share-basic                       (0.01)               (0.04)                (0.06)               (0.07)


                                         MAY 31,              MAY 31,             NOVEMBER 30,          NOVEMBER 30,
                                          2001                 2000                  2000                 1999
                                       (UNAUDITED)          (UNAUDITED)           (AUDITED)             (AUDITED)
                                       -----------          -----------           ---------             ---------

BALANCE SHEET DATA:
Cash                                          $24,590             $385,270               $66,561              $29,672
Accounts Receivable                           204,285               54,812                44,654               25,574
Inventory                                     475,049               28,432               148,560               43,232
Total Equipment                             1,125,292              787,925               785,139              797,704
Total Assets                                9,624,450            2,643,366            10,283,462            1,806,582
Total Current Liabilities                     786,356              340,206               571,890              290,149
Total Liabilities                           2,784,743            2,069,949             1,784,407            1,282,930
Stockholders' Equity                        4,233,579              573,417             5,069,055              523,652




                                       5
--------------------------------------------------------------------------------

                                  RISK FACTORS

         Our Company is subject to various risks which may materially harm our business, financial condition and results of operations. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. THESE ARE NOT THE ONLY RISKS AND UNCERTAINTIES THAT WE FACE. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.


                          RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

         We have historically lost money. In the years ended November 30, 2000 and November 30, 1999, we sustained losses of $1.3 million and $0.6 million, respectively. Future losses are likely to occur. Our ability to obtain additional funding will determine our ability to continue as a going concern. Accordingly, we may experience significant liquidity and cash flow problems if we are not able to raise additional capital as needed and on acceptable terms. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS

         We  have  relied  on  significant   external   financing  to  fund  our
operations. Such financing has historically come from a combination of borrowings from and sale of common stock to third parties. We may need to raise additional capital through debt financing or other methods to fund our anticipated operating expenses and future expansion. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FROM OUR INDEPENDENT AUDITOR

         Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the 1999 financial statements which stated that our Company does not have significant cash or other material assets to cover its operating costs and to allow it to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WE WILL RECEIVE NO PROCEEDS FROM THIS OFFERING

         This offering relates to shares of our common stock that may be offered and sold from time to time by selling shareholders of our Company. There will be no proceeds to our Company from the sale of shares of common stock in this offering.

WE HAVE BEEN AND CONTINUE TO BE SUBJECT TO A WORKING CAPITAL DEFICIT AND ACCUMULATED DEFICIT

         We had a working capital deficit of $286,283 and $191,671 at November 30, 2000 and 1999, respectively. We had an accumulated deficit of $2,880,315 and $1,593,468 at November 30, 2000 and 1999, respectively.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

         Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results, and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK MAY BE DEEMED TO BE "PENNY STOCK"

         Our common stock may be deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

         o  With a price of less than $5.00 per share;

         o  That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to resell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

         Our  success  largely  depends  on the  efforts  and  abilities  of key executives and consultants, including Trevor Webb, our President, Chief Executive Officer and a Director, Thomas L. Reichman, our Chief Operating Officer and a Director, and Fred Schmidt, our Chief Financial Officer. The loss of the services of any of these people could materially harm our business because of the cost and time necessary to replace and train such personnel. Such a loss would also divert management attention away from operational issues. We do not have employment agreements with any of our executives. We do not maintain key-man life insurance policies on any of these people.

WE FACE SUBSTANTIAL COMPETITION IN OUR BUSINESS

         Currently, there are 58 companies in the State of California, including six companies in the Southern California market, that are in the business of processing rubber. Many of our competitors are significantly larger and more diversified than we are and have substantially greater resources available for developing and marketing their products. We cannot assure you that we will successfully compete in this industry.

WE MAY BE UNABLE TO MANAGE GROWTH

         Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

         o  Implement changes in certain aspects of our business;

         o Enhance our information systems and operations to respond to increased demand;

         o  Attract and retain  qualified  personnel;  and

         o Develop, train and manage an increasing number of management-level and other employees.

         If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR SHAREHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RISE FUNDS IN NEW STOCK OFFERINGS

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 72,089,511 shares of common stock outstanding as of July 2, 2001 (assuming no exercise of options or warrants), 32,742,533 shares are freely tradable without restriction, unless purchased by our "affiliates." The remaining 39,346,978 shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration.

         Upon completion of this offering, and assuming all shares registered in this offering are resold in the public market, there will be an additional 27,321,428 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the acCompanying registration statement. These consist of 1,428,571 shares of common stock previously issued in connection with consulting services provided, or to be provided, to our Company relating to the raising of capital, 25,000,000 shares of common stock to be issued upon conversion of debentures previously issued by our Company, 750,000 shares of common stock previously purchased from our Company by an individual investor and 142,857 shares of common stock previously issued to an individual in connection with services provided to our Company.

         In addition, we have issued options to purchase a total of 423,457 shares of our common stock at exercise prices ranging from $0.25 to $0.81 per share pursuant to investor relations management and a purchase agreement.

EXISTING SHAREHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE CONVERSION OF OUTSTANDING SECURITIES

         The issuance of shares upon the conversion of outstanding debentures will have a dilutive effect on our common stock. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is the more shares of common stock we will have to issue upon conversion of outstanding debentures. If our stock price is lower, then our existing shareholders would experience greater dilution.

THE SELLING SHAREHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

         The selling shareholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 27,321,428 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP

         Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

                           FORWARD-LOOKING STATEMENTS

FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This filing contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our Company's growth strategies, (c) anticipated trends in our Company's industry, (d) our Company's future financing plans and (e) our Company's anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

                              SELLING SHAREHOLDERS

         The following table presents information regarding the selling shareholders. Chien Chang, Steve Severance, Peter Che Nan Chen, David Hungerford, Wei Z. Yen, Jinsheng Yi, John R. Hopkins, Keyway Holdings Company, Terry Stern, Dr. Michael Jessen, Arab Commerce Bank, Rance Merkel, Frank Collins and Barbara Collins previously purchased debentures from our Company that are convertible into shares of our common stock. We issued 1,428,571 shares of our Company's common stock to Yorkville Advisors Management, LLC as a consulting fee in connection with the the raising of Capital. Yorkville Advisors Management, LLC is a consultant to our Company. Anne Gogstad, a greater than 10% shareholder, previously purchased 750,000 shares of common stock from our company. Ms. Godstad is the wife of Mr. Trevor Webb, the President, CEO and a director of our Company. Mark Blackburn previously received 142,857 shares of common stock in connection with services provided to our Company. Except as noted above, none of the other selling shareholders has held a position or office, or had any other material relationship, with our Company.


                                           PERCENTAGE OF                         PERCENTAGE OF                     PERCENTAGE OF
                                            OUTSTANDING                           OUTSTANDING                       OUTSTANDING
                           SHARES             SHARES                              SHARES TO BE                         SHARES
                        BENEFICIALLY       BENEFICIALLY                          ACQUIRED UPON   SHARES TO BE       BENEFICIALLY
          SELLING       OWNED BEFORE       OWNED BEFORE      SHARES UNDERLYING   CONVERSION OF    SOLD IN THE        OWNED AFTER
        STOCKHOLDER      OFFERING(1)        OFFERING(2)         DEBENTURES(3)     DEBENTURES(4)    OFFERING           OFFERING
---------------------  ---------------   ----------------  -------------------  --------------  ---------------    --------------
Yorkville Advisors
Management, LLC            1,428,571(5)           2.0%                                 0%           1,428,571              0%

Chien Chang                        0                0%         1,459,144             2.0%           1,459,144              0%

Steven Severance                   0                0%         1,459,144             2.0%           1,459,144              0%

Peter Che Nan Chen                 0                0%         4,863,813             6.3%           4,863,813              0%

David Hungerford                   0                0%         1,459,144             2.0%           1,459,144              0%

Wei Z. Yen                         0                0%         1,945,525             2.6%           1,945,525              0%

Jinsheng Yi                        0                0%           680,934             *                680,934              0%

John R. Hopkins                    0                0%           486,381             *                486,381              0%

Keyway Holding                     0                0%         4,863,813             6.3%           4,863,813              0%
Company

Terry Stern                        0                0%           486,381             *                486,381              0%

Dr. Michael Jessen                 0                0%         1,215,953             1.7%           1,215,953              0%

Arab Commerce Bank                 0                0%           972,763             1.3%             972,763              0%

Frank Collins and
Barbara Collins                    0                0%           972,763             1.3%             927,763              0%



                                           PERCENTAGE OF                         PERCENTAGE OF                     PERCENTAGE OF
                                            OUTSTANDING                           OUTSTANDING                       OUTSTANDING
                           SHARES             SHARES                              SHARES TO BE                         SHARES
                        BENEFICIALLY       BENEFICIALLY                          ACQUIRED UPON   SHARES TO BE       BENEFICIALLY
          SELLING       OWNED BEFORE       OWNED BEFORE      SHARES UNDERLYING   CONVERSION OF    SOLD IN THE        OWNED AFTER
        STOCKHOLDER      OFFERING(1)        OFFERING(2)        DEBENTURES(3)     DEBENTURES(4)     OFFERING           OFFERING
---------------------  ---------------   ----------------  -------------------  --------------  ---------------    --------------
Rance Merkel                      0              0%            2,431,907             3.3%         2,431,907               0%

Anne Gogstad              7,380,959           10.2%                0                   0%           750,000               9.2%

Mark Blackburn              142,857              *                 0                   0%           142,857               0%

-----------------------------------------
*  Represents less than 1% of outstanding shares.
(1)      Includes shares owned through attribution.
(2)      Percentage of outstanding shares is based on 72,089,511 shares of common stock outstanding as of July 2, 2001.
(3)      These  represent  the number of shares of common stock that could be acquired upon the  conversion of debentures  that were purchased from our Company on March 1, 2001. The number of shares was calculated  assuming a $0.02056  market price for our
         Company's common stock.
(4)      Percentage of outstanding  shares is based on 72,089,511  shares of common stock  outstanding as of July 2, 2001,  together with the maximum number of shares of common stock that may be acquired upon conversion of convertible debentures previously purchased by each selling shareholder from our Company. The shares to be issued to each selling shareholder upon conversion of debentures are treated as outstanding for the purpose of computing that selling shareholder's  percentage ownership, but are not treated as outstanding for the purpose of any other selling shareholder.
(5)      Reflects  1,428,571 shares of common stock issued in connection with consulting  services provided or to be provided to our
         Company.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling shareholders of our Company. There will be no proceeds to our Company from the sale of shares of common stock in this offering. Our Company previously received $514,000 from the sale of debentures to Chien Chang, Steve Severance, Peter Che Nan Chen, David Hungerford, Wei Z. Yen, Jinsheng Yi, John R. Hopkins, Keyway Holdings Company, Terry Stern, Dr. Michael Jessen, Arab Commerce Bank, Rance Merkel, Frank Collins and Barbara Collins and $112,925 from the sale of shares of common stock to Anne Gogstad. All of such proceeds are being used for general corporate purposes.


                                    DILUTION

         Since this offering is being made solely by selling shareholders and none of the proceeds will be paid to our Company, our net tangible book value will be unaffected by this offering.


         The net tangible book value of our Company as of February 28, 2001 was $4,617,709 (or $0.06) per share of common stock. Net tangible book value is determined by dividing the tangible book value of our Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.


                                 CAPITALIZATION

         The following table sets forth the total capitalization of our Company as of May 31, 2001 and November 30, 2000:

                                                                   May 31, 2001             NOVEMBER 30, 2000
                                                                       ACTUAL                    ACTUAL
                                                                    (UNAUDITED)                (AUDITED)
                                                                -----------------------   ----------------------
Long-term Debt, Less Current Portion                                 1,998,387                  $1,212,517

Stockholders' equity or capital deficit:
   Common stock, $0.0001 par value; 150 million shares
   authorized 72,089,511 and 66,776,805 shares issued and
   outstanding                                                           7,209                       6,677

   Additional paid-in capital                                        8,329,717                   7,942,693

   Other Comprehensive Loss                                            845,323                       --

   Accumulated deficit                                              (3,258,024)                 (2,880,315)
                                                                -----------------------  ----------------------
      Total stockholders' equity                                     4,233,579                   5,069,055
                                                                -----------------------  ----------------------
         Total capitalization                                        6,231,966                  $6,281,572
                                                                =======================   ======================


                              PLAN OF DISTRIBUTION

         The selling shareholders have advised us that the sale or distribution of our Company's common stock owned by the selling shareholders may be effected directly to purchasers by the selling shareholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our Company's shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our Company's shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling shareholders or by agreement between the selling shareholders and underwriters, brokers, dealers or agents, or purchasers. If the selling shareholders effect such transactions by selling their shares of our Company's common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling shareholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We will inform the selling stockholders that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling shareholders must be registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify certain selling shareholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $58,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

         We will inform the selling shareholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to purchases and sales of shares of common stock by the selling shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. We will advise the selling shareholders that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a Prospectus Supplement must be distributed setting forth such terms and related information as required.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF OUR COMPANY AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING.

OVERVIEW

         Our Company's principal line of business is to recycle used tires and other used rubber products into crumb rubber (small rubber particles of various sizes) and molded rubber products, generally on a wholesale basis. These products are delivered throughout the southwestern United States. To date, our Company's strategy has been to build a concentrated customer base in approximately four product lines for the many and various products available:
(i) molded goods, (ii) crumb rubber for resale, (iii) crumb rubber for playground and arena fill and (iv) mesh rubber for use in rubberized asphalt concrete. This strategy has allowed for an expanding market in terms of both customers and products and has allowed our Company to expand production levels beyond a minimum equipment level without being limited by capacity or geographic considerations. In order to remain competitive, we believe that our Company must continue to offer its products at the lowest possible prices. We believe that in order to continue to offer products at the lower prices, our Company will need to acquire additional equipment and institute operational efficiencies. Accordingly, our Company is obtaining additional machinery through additional financing and consulting with efficiency and industry experts in their installation and operation.

         We believe that the market for our Company's existing products and additional products currently being researched by our Company will be of sufficient quantity to deliver all the rubber products our Company can produce against sales orders. We intend, on a short-term basis, to continue sales principally in the southwestern United States and, eventually, throughout the United States and internationally.

         Our Company's revenues consist of fees received for accepting tires into our facility and sales of our manufactured products. Acceptance fees, also known as "tipping fees," are recorded as revenue when the tires are received. All sales and revenues are recorded on the accrual basis, where revenues are recorded when earned/shipped to its customers. We have no advance fee or significant volume discount arrangements.

         Our cost of sales includes the operation, including maintenance, of our Company's light and heavy equipment, the direct labor to operate this machinery and supplies incident to sales and plant operations. General and administrative expenses consist of the cost of research and development of new products and the enhancement of existing products, corporate expenses and all administrative personnel and expenses to support our Company's operations and growth.

PLAN OF OPERATIONS

         ADDITIONAL FUND RAISING ACTIVITIES. As of May 31, 2001, we had $24,590 cash-on-hand. We have historically funded our operations through a combination of internally generated cash and through the sale of securities. We may need to raise additional funds to meet expected demand for our products in 2001 and beyond. If we underestimate demand or incur unforeseen expenses in our product development or other areas, such funds may be required earlier. We are registering 27,321,428 shares of common stock primarily issued pursuant to the sale of debentures. These shares of common stock may be offered and sold from time to time by selling shareholders of our Company, and none of the proceeds generated from such sales will be available to our Company.

         SUMMARY OF ANTICIPATED PRODUCT DEVELOPMENT. We spent approximately $47,733 and $185,301 on product development in 1999 and 2000, respectively, and expect to spend approximately $80,000 on product development in 2001. Because these product development efforts are in their infancy, we expect these efforts to continue into the foreseeable future. Initially, these efforts are expected to focus on crumb rubber products and may eventually include sand-related products. Even after our product lines mature, we expect product development to remain a significant expense due to the continued expansion of our product lines and other factors.

         SIGNIFICANT PLANT AND EQUIPMENT PURCHASES. We spent approximately $270,000 and $162,000 to purchase a rasper, internal components for cracker mills, shredder blades and other production components in the three months ended February 28, 2001 and the year ended November 30, 2000, respectively. In 2001, we expect to spend approximately $880,000 on additional equipment purchases.

         CHANGES IN NUMBER OF EMPLOYEES. We currently have 35 employees. As shown in the following chart, we anticipate hiring additional personnel during 2001 in connection with our expected growth plans. We believe that these personnel will be adequate to accomplish the tasks set forth in the plan.

                                                                       PROJECTED
                                                          CURRENT      EMPLOYEES
         DEPARTMENT                                      EMPLOYEES        2001
         ----------                                      ---------        ----
         Production Labor                                    35            32

         Production Line Management                           6             8

         Administrative and Other Support Positions           5             7
                                                            ---           ---

         Total Employees                                     46            47




                      MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

         The following table sets forth, for the periods presented, the percentage of net sales represented by certain items in our Company's Statement of Operations for the three months ended May 31, 2001 and 2000:

                                          PERCENTAGE OF SALES
                                           -------------------

                               SIX MONTHS          SIX MONTHS
                                    ENDED               ENDED             YEAR ENDED            YEAR ENDED
                                  MAY 31,             MAY 31,           NOVEMBER 30,          NOVEMBER 30,
                                     2001                2000                   2000                  1999
                             ------------        ------------           ------------          ------------

Sales, net                          100.0%               100.0%                100.0%                100.0%

Cost of goods sold                 (30.9%)             (107.6%)               (87.2%)               (66.2%)

Gross margin                        69.1%                (7.6%)                 12.8%                 33.8%

Operating expenses                 (62.6%)             (152.0%)              (175.6%)              (139.7%)

Interest expense                    (2.9%)               (9.2%)                (8.5%)               (40.0%)

Net ordinary                        (3.6%)             (169.1%)              (175.3%)              (106.0%)
income (loss)

RESULTS OF OPERATIONS OF THE COMPANY

THREE  MONTHS  ENDED  MAY  31,  2001 COMPARED TO THREE MONTHS ENDED MAY 31, 2000

REVENUES - Revenues totaled $629,134 and $174,916 for the three months ended May 31, 2001 and May 31, 2000, respectively. During the period ended May 31, 2001, the Company initiated substantial deliveries into the rubberized asphalt market while continuing, on a more minor basis, its molding and other crumb markets; all pursuant to its plan of operations. Based on contracts and purchase orders in place and the positive relationships being developed, the Company is of the opinion that there will be further and significant increases in its product deliveries in the near future in its major product lines. Revenues for the three months ended May 31, 2000 were generally divided among the production of landscaping fill and molded products, in addition to revenues from the receipt of tires into production.

COST OF SALES - Cost of sales totaled $194,210 and $220,606 for the three month periods ended May 31, 2001 and May 31, 2000, respectively. Cost of sales for the three month period ended May 31, 2001 were comprised primarily of direct labor costs of $27,152, disposal costs of $47,705, equipment maintenance and minor enhancements of $32,921 and other costs of $86,432. Cost of sales for the period ended May 31, 2000 were primarily comprised of direct labor costs of $111,267, disposal costs of $38,962 and maintenance of equipment totaling $30,470. As a percentage of total revenues, cost of sales, respectively, was 30.9% and a negative 126.1%, resulting in apparent respective gross margins of a 69.1% and a negative 26.1% for the periods ended May 31, 2001 and May 31, 2000, respectively. Whereas the current total cost of sales reduced $26,396 in the quarter ended May 31, 2001 as compared to May 31, 2000, the primary reason for the dramatic percentage reductions rests in the comparable quarterly sales increases of $454,218. Each of the cost elements within costs of sales are constantly being challenged and, where possible, reduced. Changing production procedures and the newly installed equipment are also contributing anticipated production efficiencies. Total production labor payroll increased $52,683 in the comparable three month periods 2001 to 2000 but labor allocated to cost of sales decreased $84,115 in the comparable three month periods 2001 to 2000 from $111,267 (63.6% of revenues) in 2000 to $27,152 (4.3% of revenues) in 2001. This was primarily due to the inventory increases and the capitalization of certain labor into the installation of new equipment production lines in the three months ended May 31, 2001. Disposal costs increased $8,743 from $38,962 (22.3% of revenues) in the three months ended May 31, 2000 to $47,705 (7.6% of revenues) in the three months ended May 31, 2001 because of the increased production levels and the relative inefficiencies of the equipment as the equipment was being operated primarily at the beginning of the three months. The primary reason for the negative 26.1% for the period ended May 31, 2000 was the decision to maintain a minimum, but experienced, production staff, when sales of rubber based products at that time were inconsistent.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES - Selling, general and administrative ("SG&A") expenses totaled $412,570 (65.6% of revenues) and $251,971 (144.1% of revenues), for the three month periods ended May 31, 2001 and May 31, 2000, respectively. In the three month period ended May 31, 2001, the Company completed a debenture funding, a marketing agreement and a fully published shareholders' meeting, incurring significant expenses in these transactions and event. In the three month period ended May 31, 2000 the Company completed one equipment loan and one debenture transaction. SG&A expenses for the period ended May 31, 2001 were primarily comprised of $61,992 (9.9% of revenues) in legal and professional fees related primarily to the marketing agreement, the re-incorporation into Nevada which was approved in the shareholders' meeting, the debenture agreement and the shareholders' meeting notifications, facilities rent of $38,439 (6.1% of revenues), depreciation and amortization of $72,586 (11.5% of revenues), officer's salaries of $96,060 (15.3% of revenues) and utilities expenses of $44,121 (10.3% of revenues). SG&A expenses for the three month period ended May 31, 2000 were comprised primarily of facilities rent of $38,438 (22.0% of revenues), depreciation of $36,000 20.6% of revenues) and officer salaries of $75,367 (43.1% of revenues), including the research expenses of $39,014 by production management. The $20,693 quarterly increase in officer salaries from the comparable periods of three months ended May 31, 2001 and 2000 reflected the addition of new officers to the Company. The net income was $22,354 for the three month period ended May 31, 2001 and the net loss was $398,461 for the three month period ended May 31, 2000.

ASSETS AND LIABILITIES - Assets decreased $210,904 from $9,835,354 as of February 28, 2001 to $9,624,450 as of May 31, 2001. The net decrease was attributable to an increase in accounts receivable of $163,496, an increase of $279,935 in inventory, a $177,453 increase in the equipment and leasehold improvements and corporate debenture costs of $192,114; all net of increases of $514,000 in debenture long-term liabilities and the $113,714 in securities provided in lieu of cash payment or as compensation for marketing services rendered the Company. Liabilities increased from $2,111,463 as of February 28, 2001 to $2,784,743 as of May 31, 2001. This increase was attributable to increases in accounts payable of $24,545, increases of short-term notes payable of $50,000, an increase of amounts due corporate officers of $120,922, a decrease of $36,187 in notes payable - secured and increases of $514,000 in convertible debentures and $113,714 in common stock issued, as above.

SHAREHOLDERS' EQUITY - Shareholders' equity decreased from $4,617,709 as of February 28, 2001 to $4,233,579 as of May 31, 2001. The decrease was attributable to an increase of $113,714 in shares issued as compensation for the securing of the $514,000 debentures and an in lieu fee of $28,000 for marketing consultation, offset by the increase in other comprehensive loss incurred in the interim revaluation of the market value of common shares investments by Grant Claims, Inc. during the three months ended May 31, 2001.

LIQUIDITY  AND  CAPITAL  RESOURCES

GENERAL - Overall, the Company had a positive cash flow of $15,180 in the three month period ending May 31, 2001 resulting from $707,428 of cash provided by the Company's financing activities offset by $309,975 of cash used in operating activities and $382,273 of cash used in investing activities.

CASH FLOWS FROM OPERATIONS - Net cash used in operating activities of $309,975 in the three month period ended May 31, 2001 was primarily due to an increase of accounts receivable of $163,496, an increase of inventory of $279,935, a $59,991 increase of prepaid expenses; all offset partially by an increase of accounts payable of $24,545, an increase of $50,000 in short-term notes payable and depreciation and amortization of $91,527.

CASH FLOWS FROM INVESTING - Net cash used in investing activities of $382,273 in the three month period ended May 31, 2001 primarily funded $177,453 in equipment purchases and installation, and $192,114 in costs and fees incurred in the debenture funding.

CASH FLOWS FROM FINANCING - The net $707,428 in net cash provided by financing activities in the three month period ended May 31, 2001 was primarily due to proceeds from the $514,000 debenture funding, proceeds from the issuances of the Company's common stock of $113,714 in lieu of cash payment and in partial payment of debenture costs, the increases of $120,922 in amounts due officers primarily resulting from the accrual of unpaid officer salaries, net of $59,353 in principal reductions of long and short-term debt.

CAPITAL  EXPENDITURES
The Company expended $117,453 in the three months ended May 31, 2001 to purchase and install additional equipment and improvements in connection with the expansion of its business.

SIX  MONTHS  ENDED  MAY  31,  2001  COMPARED  TO  SIX  MONTHS ENDED MAY 31, 2000

REVENUES - Revenues totaled $764,412 and $280,420 for the six months ended May 31, 2001 and May 31, 2000, respectively. During the period ended May 31, 2001 and pursuant to its plan of operations, the Company expanded its products and production to provide substantial amounts of rubber to the asphalt industry. These deliveries initiated in volume in the quarter ended May 31, 2001 and will continue in further increased volume through September 2001. Sales of other crumb rubber and molded products provided $220,788 in revenues for the six months ended May 31, 2001; an amount substantially similar to the revenues in the six months ended May 31, 2000.

COST OF SALES - Cost of sales totaled $356,069 and $301,661 for the six month periods ended May 31, 2001 and May 31, 2000, respectively. Cost of sales for the period ended May 31, 2001 were comprised primarily of direct labor costs of $77,002, disposal costs of $50,005, equipment reconfiguration and maintenance of $70,554 and freight to customers of $46,522. Cost of sales for the period ended May 31, 2000 were primarily comprised of direct labor costs of $158,584, disposal costs of $47,108 and maintenance of equipment totaling $42,568. As a percentage of total revenues for the periods ended May 31, 2001 and May 31, 2000, respectively, cost of sales was 46.6% and a negative 101.1% resulting in apparent gross margins 53.4% and a negative 1.1%. The primary reasons for the dramatically improved cost of sales amounts were the labor decrease for the six months ended May 31, 2001 to $77,002 (10.1% of revenues) from $158,584 (56.6% of revenues)  for the six months  ended May 31,  2000  which were  offset by a 2001 equipment maintenance increase to $70,554 (9.2% of revenues) from the 2000 amount of $42,568 (15.1% of revenues) and the 2001 freight to customers of $46,522 compared to a nil cost in 2000. The percentages of revenues have all improved due to the effect of the 2001 versus 2000 cost changes but also as a function of the 172% revenue increase to $764,412 in the six months ended May 31, 2001 from the $280,420 in the six months ended May 31, 2000, on which the percentage of revenue amounts are calculated. Overall, the costs have decreased as a result of production efficiencies due to newly installed equipment and better management of the production process itself. The Company is continuing its acquisition of production equipment and anticipates even more cost improvements in the production process.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES - Selling, general and administrative ("SG&A") expenses totaled $785,253 and $452,106 for the six month periods ended May 31, 2001 and May 31, 2000, respectively. In the period ended May 31, 2001, the Company incurred $93,000 in substantially one time professional marketing costs and $18,707 in commission expenses of a recurring nature which were not incurred in the period ended May 31, 2000, administrative management expenses increased $97,795 from the six month period ended May 31, 2000 to $207,808 in the period ended May 31, 2001 due to accruals for the additional new corporate officers in 2001 from the officers in 2000 and the $65,336 increase to $137,336 in the period ended May 31, 2001 as compared to the 2000 depreciation and amortization of $72,000 as a result of the depreciation of the increasing equipment levels and the amortization of the previously incurred acquisition costs of Global Sight, Inc. in March 2000 and previous financing transactions generally incurred throughout 2000. In the period ended May 31, 2001, the Company completed one debenture and one other financing incurring costs in the debenture financing of $192,114 which was capitalized for amortization over the two year period of the debenture term. In the period ended May 31, 2000, the Company completed a debenture funding and two financing transactions of the sale of common stock and incurred significant expenses in these transactions. In the period ended May 31, 1999 the Company completed equipment and one common stock financing transaction. SG&A expenses for the period ended May 31, 2000 were comprised of $55,788 in legal and professional fees related primarily to financing transactions, facilities rent of $76,564, depreciation of $72,000 and officer salaries of $110,013. The net loss was $377,711 and $474,147 for the six month periods ended May 31, 2001 and May 31, 2000, respectively.

ASSETS AND LIABILITIES - Assets decreased from $10,283,462 as of November 30, 2000 to $9,624,450 as of May 31, 2001. The net decrease was attributable to a $159,631 increase in accounts receivable, a $326,489 increase in inventory, a $340,153 increase in property and equipment, and a net $162,278 in capitalized debenture costs; all net of a $1,657,500 decrease in the investment in corporate common stock. Liabilities increased from $1,784,407 as of November 30, 2000 to $2,784,743 as of May 31, 2001. This increase was attributable to increases in accounts payable of $99,446, increases of short-term debt of $110,000, increases in secured debt of $215,338 and $514,000 in increases in debenture liabilities.

SHAREHOLDERS' EQUITY - Shareholders' equity decreased from $5,069,055 as of November 30, 2000 to $4,233,579 as of May 31, 2001. This decrease was attributable to the $85,571 cost of the issuance of common shares under the debenture agreements and the February conversion of $261,504 in outstanding debt to common shares, offset by the $845,323 other comprehensive loss relating to interim valuations of corporate common stock and the operating net losses for the six months ended May 31, 2001 of $377,711.


TWELVE-MONTH PERIODS ENDED NOVEMBER 30, 2000 AND NOVEMBER 30, 1999

         REVENUES. Revenues totaled $733,976 and $593,620 for the twelve months ended November 30, 2000 and November 30, 1999, respectively. During the period ended November 30, 2000, we expanded our products to include asphalt rubber and playground fill and expanded our shipped merchandise in all other categories pursuant to our plan of operations. Primarily in the area of molded goods, certain customer relationships have required a period of mutual research to determine the best product materials' mixture. Based on these positive relationships, our Company believes that there will be significant increases in our product deliveries in the future in both our molded and crumb rubber product lines. Revenues for the twelve months ended November 30,1999 included $225,000 in management fees, pursuant to an agreement wherein our Company provided management expertise in the development of a potential joint venture. Revenues in the period ended November 30, 2000 were solely from the receipt of tires into production and sales of rubber-based products.

         COST OF SALES.  Cost of sales  totaled  $640,118  and  $392,764 for the
twelve-month   periods   ended   November   30,  2000  and  November  30,  1999,
respectively. Cost of sales for the period ended November 30, 2000 were comprised primarily of direct labor costs of $334,971, purchases of raw material for processing and resale of $43,631, disposal costs of $85,653 and equipment reconfiguration and maintenance of $79,176. Cost of sales for the period ended November 30, 1999 primarily comprised direct labor costs of $270,489 and maintenance of equipment totaling $61,437. As a percentage of total revenues, cost of sales was 87.2% and 66.2%, respectively, resulting in apparent gross margins of 12.8% and 33.8% for the periods ended November 30, 2000 and November 30, 1999, respectively. Excluding the $225,000 of management revenues in the period ended November 30, 1999, the comparative cost of sales percentages become 87.2% and 106.5% and the respective gross margin comparative percentages become 12.8% and a loss of 6.5%. The primary reasons for the 87.2% cost of sales for the twelve months ended November 30, 2000 was the substantial increase of direct labor from $270,489 (in fiscal year 1999) to $334,971 (in fiscal year 2000), the increase in rented equipment costs from $4,551 (in fiscal year 1999) to $36,025
(2000), the increase in purchased raw products from $0 (1999) to $43,631(in fiscal year 2000), the increase in disposal costs from $22,925 (in fiscal year
1999) to $85,653 (in fiscal year 2000) and the increased equipment, expansion and supplies costs, which were expensed, in the three months to November 30, 2000. The costs of sales percentages were all lower in fiscal year 2000 primarily due to the increase of production sales as above discussed. These planned production cost increases were in anticipation of increased production efforts in support of obtaining increased sales for the next fiscal year and are the first such expenses which our Company believes will ultimately lead to increased production efficiencies. From August 2000 through October 2000, production dramatically declined when the two 3-ton machine rolls being refurbished for a strategic mill were heavily damaged in transit back to our plant. The increased disposal costs were a direct result of inefficiencies in the current production equipment. Additional rental equipment to correct this situation arrived at our plant on September 29, 2000 for installation and was replaced with Company-owned equipment in early January 2001.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses totaled $1,288,673 and $829,098, for the twelve month periods ended November 30, 2000 and November 30, 1999, respectively. In the twelve-month period ended November 30, 2000, our Company completed a debenture funding, three financing transactions of the sale of common stock, the combining inclusion of the mineral interests in Nevada and a conversion of a substantial amount of debt to common shares, incurring significant expenses in these transactions. In the period ended November 30, 1999 our Company completed one equipment financing and one common stock financing transaction. Selling, general and administrative expenses for the period ended November 30, 2000 comprised $84,677 in legal and professional fees substantially related to financing transactions and the combination of mineral interests, facilities rent of $153,441, depreciation and amortization of $225,033, the amortization of $92,816 in previously capitalized plant design costs and administrative salaries of

$425,342. Selling, general and administrative expenses for the twelve-month period ended November 30, 1999 were comprised primarily of professional fees of $59,070 relating to the referenced financings, facilities rent of $104,960, depreciation of $144,561, administrative salaries of $122,979 and interest and related expense of $100,647, relating primarily to the equipment loan funding early in the period. Premises rental expenses increased 46.2% due to the addition of additional and contiguous yard space secured in late 1999 to allow for more production space and certain utilization efficiencies. The $302,363 increase in administrative salaries relates to the addition of two corporate officers in mid-fiscal year 2000 compared to the nominal 1999 officers' salaries incurred in fiscal year 1999, which were partially offset in fiscal year 2000 with the issuance of common shares. The net loss was $1,286,847 and $629,440 for the twelve-month periods ended November 30, 2000 and November 30, 1999, respectively.

         ASSETS AND LIABILITIES. Assets increased $8,476,880 from $1,806,582 as of November 30, 1999 to $10,283,462 as of November 30, 2000. The increase is primarily attributable to the $4,143,584 asset combination of Grant Claims' mineral interests which is net of the November 30, 1999 receivable of $807,084 in addition to a $105,328 increase in inventory and a $250,000 capitalization of the costs of the acquisition of Global Sight, Inc., $50,000 of which was amortized by November 30, 2000. Liabilities increased from $1,282,930 as of November 30, 1999 to $1,784,407 as of November 30, 2000. This increase is primarily attributable to increases in accounts payable and accrued expenses of $221,026, a $114,229 decrease in short-term debt, debt conversion of $956,118 which included a $729,570 note liability due a corporate founder, additional advances from an officer and shareholder of $225,000, salary accruals to corporate officers of $131,302 and the inclusion of assumed debt from the Grant Claims' combination of $800,452.

         SHAREHOLDERS' EQUITY. Shareholders' equity increased from $523,652 as of November 30, 1999 to $5,069,055 as of November 30, 2000. This $4,545,403
increase is attributable to $4,370,359 in capital increases arising from the Grant Claims' asset combination, amounts raised in our Company's offerings of its common stock of $198,913, the issuance of 2,000,000 common shares for the acquisition of Global Sight, Inc. and legal services rendered in completing the acquisition, the debenture funding and the conversion of $807,219 in outstanding debentures and accrued interest, the November 2000 issuance of common stock in exchange for $956,118 of then existing corporate debt, all offset by the operating net losses for the twelve months ended November 30, 2000 of $1,286,847.

LIQUIDITY  AND  CAPITAL  RESOURCES

GENERAL - Overall, the Company had a negative cash flow of $41,971 in the six month period ending May 31, 2001 resulting from $1,237,818 of cash provided by the Company's financing activities offset by $615,874 of cash used in operating activities and $663,915 of cash used in investing activities.

CASH FLOWS FROM OPERATIONS - Net cash used in operating activities of $615,874 in the six month period ended May 31, 2001 was primarily due to a net loss of $377,711, an increase of accounts receivable of $159,631 and a $326,489 increase in inventory offset partially by a $99,446 increase of accounts payable, an increase of short term notes payable of $110,000 and the $156,277 provision for depreciation and amortization.

CASH FLOWS FROM INVESTING - Net cash used in investing activities of $663,915 in the six month period ended May 31, 2001 funded $447,653 of the Company's investment in purchases and installation of equipment, the $192,114 costs of the concurrent debenture funding offset by the $187,680 in allocated costs of the mineral interest investment.

CASH FLOWS FROM FINANCING - Net cash provided by financing activities of $1,237,818 in the six month period ended May 31, 2001 was primarily due to the proceeds from the $514,000 debenture funding, the initial equipment loan fundings of $286,145, the proceeds of the February issuances of common stock in lieu of cash payments of $196,714 and the issuances of common shares for the conversion of unsecured Company debt of $190,842.

CAPITAL  EXPENDITURES

The Company expended $447,653 in the six months ended May 31, 2001 to purchase and install additional equipment in connection with the expansion of its business.

GOING  CONCERN

The Company's independent certified public accountants stated in their report included in Form 10-KSB as of November 30, 1999, that the Company had incurred operating losses in the prior two years and had not established a long-term source of revenue. These conditions raised substantial doubt about the Company's ability to continue as a going concern.

INFLATION
Management believes that inflation has not had a material effect on the Company's results of operations.

EMPLOYMENT

As of May 31 2001, the Company had 46 full time employees.

                             DESCRIPTION OF BUSINESS

OVERVIEW

         Rubber Technology International, Inc. is a recycler of waste tires and producer of recycled molded rubber products. Our Company was organized as a Florida corporation and is currently based in Los Angeles, California. On June 1, 2001, our Company reincorporated in Nevada. Our Company's current principal line of business involves accepting waste tires from tire retailers, service stations, salvage yards, clean up jobs with governmental agencies, private individuals and companies and recycling them to produce a variety of molded rubber products. Recently, we have acquired significant construction grade sand deposits located near Las Vegas, Nevada and intend to develop these resources towards the development of concrete and other building related products.

         In the early 1990's, Raymond L. Webb and James Mason (our Company's early founders) initiated a business of cleaning up tire stock piles, collecting and receiving tires for shred and land filling the remnant portions. This is the dominant business of the majority of companies in the tire recycling business. In late 1996, this business was incorporated in Nevada as Rubber Technology International, Inc. ("RTI-Nevada"). In 1997, our Company, (which at the time was designated Sunshine Capital, Inc.) acquired all of the outstanding common stock of RTEK-Nevada in a business combination described as a "reverse acquisition." For accounting purposes, the acquisition was treated as the acquisition of Sunshine Capital, Inc. by RTEK-Nevada.

FINANCIAL PERFORMANCE

         We have historically lost money. For the three-months ended February 28, 2001, we sustained losses of $0.4 million. For the year ended November 30, 2000, we sustained losses of $1.3 million. In 1999, our independent auditors have noted that our Company does not have significant cash or other material assets to cover its operating costs and to continue as a going concern. Accordingly, we may experience significant liquidity and cash flow problems if we are not able to raise additional capital as needed and on acceptable terms. For more information concerning our financial performance, please see "Risk Factors - We Have Historically Lost Money and Losses May Continue in the Future" and "Management's Discussion and Analysis or Plan of Operation."


                             BUSINESS OF THE COMPANY

TIRE RECYCLING OPERATIONS

         Our Company's principal line of business involves the recycling of waste tires. We accept waste tires from tire retailers, service stations, salvage yards and from clean up jobs with governmental agencies, private individuals and companies. Our Company recycles the waste tires and uses the 100% recycled, scrap rubber in a proprietary process to produce a line of molded rubber products. The scrap tires are reduced in size with shredders, grinders and cracker mills. The steel and nylon fluff are removed with magnets and blowers at appropriate stages of the production. As a result of this process, particles of rubber called "crumb rubber" are produced. Crumb rubber is produced in varied sizes from 3/8 inch to 40 mesh and are sorted through the use of sizing screens.

         Our Company manufactures and sells high quality crumb rubber for a variety of applications within the transportation, agriculture, sports and fitness, playground equipment and manufacturing industries. Our Company uses recycled rubber from scrap tires as the exclusive source of rubber for our products. Crumb rubber can be used in rubberized running tracks, tennis courts, rubber railroad crossings, earthquake isolators, traffic safety devices and rubberized asphalt. We also sell processed, recycled rubber as a raw material for use by manufacturers of molded products.

         Our Company has increased production of our crumb rubber and molded products through continuous improvements of our manufacturing processes. We are currently implementing new proprietary production methods that we believe will permit us to increase production by shortening the production cycle and increasing the through-put of the rubber portions of the tire. We believe that these methods products with a wide variety of potential applications. We believe that these new processes will also permit us to produce more efficient use of raw materials, thus expanding the use of scrap tires as a raw material.

SAND-RELATED OPERATIONS

         On January 15, 2001, our Company completed the acquisition of an interest in Grant Claims, Inc., a Nevada corporation. Pursuant to a Contribution Agreement entered into effective November 30, 2000, we acquired a 51% interest in Grant Claims, Inc., which owns or controls the extraction rights to the mining, development and exploitation of certain mineral and other natural resources located outside of Las Vegas, Nevada. These assets consist of the following:

         o Full and complete ingress, egress and free access to explore, process, extract, stockpile and remove all minerals and materials including, but not limited to sand, gravel and aggregates.

         o Mining rights to twenty-four (24) unpatented mining claims located in Township 25 South, Range 60 East, Sections 21, 28, 33 and 34 and Township 26 South, Range 60 East, Sections 3 and 4, all in Clark County, Nevada, more commonly known as the Grant Group of Claims, Numbers 1-11, 13-16 and 22-30.

         Our Company plans to develop these sand-related assets in order to supply construction quality sand for use in Las Vegas' growing building environment.

BUSINESS STRATEGY

         The key components of our Company's business strategy are: (1) expand production of our Company's existing product line by improving our production process; (2) focus our sales and marketing efforts on the higher margin products; (3) develop new products that utilize our current process; and (4) establish additional facilities in new locations where there exists large quantities of scrap tires.

MARKET

         The rubber tire recycling industry emerged less than 20 years ago. Over a dozen states in the United States have established methods and criteria for the disposal of used tires. California has become an industry leader in the tire recycling field. It has mandated requirements with respect to landfills located in the state, including the elimination of any obligation on behalf of a landfill to accept used tires. California has established grants and other support programs to encourage tire recycling. In addition, California has issued mandates requiring the use of recycled products. Examples of these requirements include the use of a mixed rubber and asphalt slurry solution on most new asphalt roads and the use of rubber byproducts on school playgrounds in replacement of sand and wood fiber products. It is anticipated that other states will adopt the disposal and recycling programs.

COMPETITION

         There are very few recyclers currently operating. For example, in Los Angeles, there are approximately eight companies that take in tires. Of these companies, three simply shred the tires and land fill the shreds. Of these shredding companies, one has agreed to supply our Company with shredded tires on a wholesale basis. There are 58 companies in the State of California, including six in the Southern California market, that are in the business of processing rubber.

PRODUCTS

         Our Company's product mix includes:

         ASPHALT RUBBER. Our asphalt rubber product is used for asphalt applications in the "Sunbelt" states. Our Company anticipates that this product will be our biggest selling product in terms of volume delivered. Currently, our Company has in-house contract sales of over 13 million pounds for the fiscal year 2001. We believe that our current operations have the capacity to produce over 28 million pounds of this product per year.

         GARDEN  HOSE   RUBBER.   We  produce   rubber  that  will  be  sold  to
manufacturers for the production of garden hoses.

         PLAYGROUND FILL. We produce ground rubber fill which is used as a form of padded surface cover for playgrounds. Our manufactured playground fill does not include any metal content. Schools have historically been the largest consumer of this product.

         MOLDED PRODUCTS. Our Company manufactures rubber-molded traffic and safety products, such as delineator bases, landscape strips and parking stops. Currently, we sell these products on a wholesale basis.

         In addition to the sales of rubber products, our Company also derives revenues from "tipping fees" associated with the acceptance of waste tires. This fee is paid in most cities, but the actual fee varies from area to area. For example, in Los Angeles, tipping fees range from $0.45 to $5.00 per tire.

         SAND-RELATED PRODUCTS. Our Company anticipates that our mix of sand products will include:

         o MORTAR/PLASTER APPLICATIONS. While required to be within specification for its intended application, this product generally is a by-product of the processing of natural sand into the other two products. We intend that this product will be sold in a moderate and consistent volume throughout the cycle.

         o BLENDED SAND. The preparation of sand for coarse and final concrete applications requires consideration of specific raw sand specifications. We believe that the quality of the Grant Claims' sand is such that it can be used in its natural state, prior to washing, to enhance any other local sand to assist in bring that sand up to specification. We believe that this product will provide moderate sales volume but is not the primary product of the claim.

         o CONCRETE SAND. We believe that on full production, the largest volume product will be sand for use in various concrete applications. We anticipate that potential buyers will consist of local concrete batch plants. Depending on their requirements and sales contracts, we anticipate that sales will be high volume and consistent throughout the non-winter months when rain is a factor in the concrete applications.

MERCHANDISING AND MARKETING

         Tire recycling is a relatively new industry. New products are being created every day based on the creativity of the inventors and the inherent characteristics and components of rubber. Our Company has recently identified several recycled products that it intends to market in the future. Based on our ability to produce these products, past sales, and discussions with current and prospective customers, our Company will concentrate its efforts in (i) mesh for asphalt rubber, (ii) mesh for various products including garden hoses and mats,
(iii) playground fill, and (iv) molded products.

         Our Company sells its products through a combination of direct sales and venture alliances with other vendors. Some sales of our asphalt rubber are facilitated through a broker specializing in this product. We have entered into a strategic alliance with Western Rubber of British Colombia in connection with the joint marketing and production efforts of our Company's and Western Rubber's products.

DISTRIBUTION AND SALES OF OUR SAND-RELATED PRODUCTS

         We intend that each of our sand-related products will be sold in the Las Vegas, Nevada market, primarily to concrete-batch plants. We anticipate that sales of our sand-related products will be made in various quantities to large and small buyers.

INTELLECTUAL PROPERTY

         Our Company does not own any patents or trademarks on our manufacturing process. Further, our Company does not intend to engage in any research and development in pursuit of new manufacturing processes.

LEGAL PROCEEDINGS

         We are involved in various claims and legal actions arising in the ordinary course of business. In our opinion, the ultimate disposition of these matters will not have a material adverse effect on our Company.

                                   MANAGEMENT

         Information concerning our current executive officers and directors is set forth in the following table:


NAME                               AGE      POSITION(S)
--------------------------------- --------- ------------------
Trevor L. Webb                     35       President, CEO and Director

Thomas L. Reichman                 63       Chief Operating Officer and Director

Fred Schmidt                       56       Chief Financial Officer

Terrence Burke                     54       Director

         TREVOR L. WEBB currently serves as our Company's President and CEO, and is a member of our Company's Board of Directors. In 1991, Mr. Webb founded Eclexion Designs, Inc., a furniture Company. Mr. Webb designed an exclusive line of unique furniture and set-up multiple factories in Indonesia for the manufacture of his designs. Eclexion's worldwide distribution center was located in Los Angeles, CA and employed over 80 employees. Eclexion's customers included Eddie Bauer, Nieman Marcus, and Restoration Hardware. By 1998, Eclexion had $10 million in annual sales, and distribution spanning three continents. In 1999, Mr. Webb sold his Company to join our Company. Mr. Webb served as Director of Marketing for our Company until the death of his father, Ray L. Webb, our Company's founder, when he was appointed by the Board of Directors to serve as a Director, President and CEO. Mr. Webb received a Bachelors degree in Political Science from the University of Southern California in 1989.


         THOMAS L. REICHMAN joined our Company in March 2000 and currently serves as Executive Vice President and Chief Operating Officer. From June 1999 to March 2000, Mr. Reichman served as President of Senior Care Industries, a development stage corporation. From February 1999 to June 1999, Mr. Reichman served as President of Internet Culinary Corporation, which was merged into Senior Care. From 1990 to 1998, Mr. Reichman was a special consultant recommended by General Electric Satellite Space Division for consulting assignments. In that capacity, Mr. Reichman consulted for domestic and international cable television companies. Prior to that, Mr. Reichman was a founder of Scandia Down Corporation where he served as President and CEO for ten years. Mr. Reichman received a Bachelors degree in Business Administration from the University of Miami and served in the United States Marine Corps for seven years.

         FRED SCHMIDT has been with our Company since November 1996 and currently serves as Chief Financial Officer. From 1988 to 1996, Mr. Schmidt served as the Chief Financial Officer for the Webb Development Company. From 1980 to 1988, Mr. Schmidt served as the Chief Financial Officer for Urban West Communities. In 1976, Mr. Schmidt founded a CPA practice in Orange County, California which was sold in 1980. From 1966-1975 he was Supervisor, Audit Department for Deloitte & Touche. Mr. Schmidt received his Bachelors of Science degree in Business Administration with a minor in Mathematics from California State Polytechnic University, Pomona.

         TERRENCE BURKE was appointed to our Company's Board of Directors in November 1996. Since 1988, Mr. Burke has been the owner of Burke's Country Pine, a retail chain with three retail stores. From 1983 to 1988, Mr. Burke was the Vice President of Finance of Webb Development Company. From 1964 to 1983, Mr. Burke served as a Vice President for the Colwell Company, a Los Angeles based mortgage banking firm. Mr. Burke attended the School of Mortgage Banking at the University of Maryland and the University of California at Los Angeles, with specific emphasis in finance, construction and construction law.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following table provides information about the compensation paid by our Company to the Chief Executive Officer and all other current executive officers who were serving as executive officers at the end of 1999 and who received in excess of $100,000:

                                          ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                                        ------------------------ ---------------------------------------------------------------
                                                                       OTHER      RESTRICTED   SECURITIES
                                                                       ANNUAL        STOCK     UNDERLYING       ALL OTHER
NAME AND PRINCIPAL                                                  COMPENSATION    AWARD(S)    OPTIONS       COMPENSATION
POSITION(S)(1)                YEAR(2)   SALARY ($)    BONUS ($)          ($)          ($)         (#S)             ($)
-----------------------------------------------------------------------------------------------------------------------------

Trevor L. Webb                 2000       $68,000           --            --            --           --                --
Chief Executive Officer        1999            --           --            --            --           --                --


        ---------------------

        (1) None of our Company's executive officers had an annual salary bonus that exceeded $100,000 for fiscal years 2000 and 1999, respectively.

        (2)      Our  Company's  fiscal  year is from  December  1st to November
                 30th.


EMPLOYMENT AGREEMENTS

         Currently, our Company has not entered into any employment agreements with any of our executive officers.


                             DESCRIPTION OF PROPERTY

         Our Company presently has one production facility located at 3185 East Washington Blvd, Los Angeles, CA 90023. Our Company's offices contain approximately 1,800 square feet and our production facility of 17,200 square feet houses all equipment necessary to store shred, grind and mold used tires into marketable products.

         Our Company's facility is leased for a monthly rental of $12,813 and has a term until December 31, 2001, with a five year option to extend.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of July 2, 2001, certain information with respect to our Company's equity securities owned of record or beneficially by (i) each officer and director of our Company; (ii) each person who owns beneficially more than 5% of each class of our Company's outstanding equity securities; and (iii) all directors and executive officers as a group.

                                                                                         COMMON STOCK   PERCENTAGE
                             NAME AND ADDRESS                                                   STOCK     OF STOCK
TITLE OF CLASS               OF BENEFICIAL OWNER                                          OUTSTANDING  OUTSTANDING
--------------------------   ---------------------------------------------------------- ------------- ------------
Common Stock                 Trevor L. Webb(1)                                             12,431,305       17.24%
                             3185 East Washington Blvd.,
                             Los Angeles

Common Stock                 Thomas L.  Reichman                                              694,135        0.96%
                             3185 East Washington Blvd.,
                             Los Angeles

Common Stock                 James Mason                                                      300,000        0.42%
                             3185 East Washington Blvd.,
                             Los Angeles

Common Stock                 Fred Schmidt                                                     562,500        0.78%
                             3185 East Washington Blvd.,
                             Los Angeles

Common Stock                 Grant Claims, Inc.                                            25,500,000       35.37%
                             3185 East Washington Blvd.,
                             Los Angeles

Common Stock                 Anne Gogstad(2)(3)                                             7,380,959       10.24%
                             3185 East Washington Blvd.,
                             Los Angeles

Common Stock                 All Directors and Officers as a Group
                             (4 Persons in total)                                          13,987,940       19.40%

---------------------------------------------

(1) Includes 5,935,125 shares of our Company's common stock held by Grant Claims, Inc., a Nevada corporation and 3,401,120 shares of common stock held by the Sibco Trust, of which Mr. Webb is the trustee. Mr. Webb owns 23.275% of the outstanding shares of Grant Claims, Inc.

(2) Includes 5,935,125 shares of our Company's common stock held by Grant Claims, Inc., a Nevada corporation. Ms. Gogstad owns 23.275% of the outstanding shares of Grant Claims, Inc.

(3) Ms. Godstad is the wife of Mr. Trevor Webb, the President, CEO and a Director of our Company.

         Our Company believes that the beneficial owners of securities listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Consolidated subsidiaries and affiliates include Rubber Technology International, Inc., a Nevada corporation, Global Sight, Inc., a Nevada corporation and Grant Claims, Inc., a Nevada corporation. Grant Claims, Inc. is owned 51% directly and 5% indirectly by Rubber Technology International, Inc., the Nevada parent corporation. Trevor L. Webb is the President and sole Director of Grant Claims, Inc.

         In exchange for $547,112 in loans to our Company, received in fiscal years 1999 and 2000, on November 30, 2000 our Company issued (1) 3,026,120 shares of our "restricted" common stock to the Sibco Trust (Mr. Trevor Webb, our Company's President and CEO is the trustee of the Sibco Trust); (2) 2,070,000 shares of its "restricted" common stock to Mr. Webb and (3) 375,000 shares of our "restricted" common stock to the Webb Family Trust. Mr. Webb is neither a trustee nor beneficiary of the Webb Family Trust.

         SALE OF STOCK. Below is a summary of all sales or issuance of common stock to such persons since January 1, 2000:

         o Our Company acquired the 51% interest in Grant Claims, Inc. pursuant to a Contribution Agreement entered into effective November 30, 2000. Our Company's contribution was the issuance of 25,500,000 common shares to Grant Claims, Inc. As part of the agreement, Grant Claims, LLC contributed all rights to certain sand assets, as previously described in exchange for 49% of the common stock of Grant Claims, Inc. As a result, Mr. Webb, the Chief Executive Office of our Company, owns 23.275% of Grant Claims, Inc.

         o Effective November 30, 2000, our Company issued 300,000 shares of common stock to Mr. Schmidt, the Chief Financial Officer of our Company, and 50,000 shares of common stock to Mr. Reichman, the Chief Operating Officer of our Company, as partial payments for services rendered by these individuals.

         o On November 30, 2000, our Company issued 3,402,120 shares of "restricted" common stock to the Sibco Trust and 375,000 "restricted " common shares to the Webb Family Trust in exchange for forgiveness of aggregate outstanding promissory notes in the total amount of $340,112. Mr. Trevor Webb, our Company's Chief Executive Officer, President and a Director, is the trustee of the Sibco Trust. He has no affiliation with the Webb Family Trust. These issuances were isolated transactions not involving a public offering pursuant to section 4(2) of the Securities Act of 1933.

         o On November 30, 2000, our Company issued 2,070,060 shares of "restricted" common stock to Trevor Webb in exchange for forgiveness of a promissory note in the amount of $207,006. The issuance was an isolated transaction not involving a public offering pursuant to section 4(2) of the Securities Act of 1933.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

         Our Company's common stock began trading on the Over-the-Counter Bulletin Board on February 25, 1997 under the symbol "RTEK." Our Company's high and low bid prices by quarter during 1998, 1999, 2000 and 2001 are as follows:
(2)


                                              CALENDAR YEAR 2001(1)
                                           HIGH BID               LOW BID
                                           --------               -------

             First Quarter                    $1.01                $0.075
             Second Quarter                   $0.11                $0.065



                                              CALENDAR YEAR 2000(1)
                                           HIGH BID               LOW BID
                                           --------               -------

             First Quarter                    $0.43                 $0.11
             Second Quarter                   $0.26                 $0.08
             Third Quarter                    $0.51                 $0.13
             Fourth Quarter                   $0.35                 $0.09

                                              CALENDAR YEAR 1999(1)
                                           HIGH BID               LOW BID
                                           --------               -------
             First Quarter                    $1.19                 $0.27
             Second Quarter                   $0.31                 $0.09
             Third Quarter                    $0.13                 $0.07
             Fourth Quarter                   $0.27                 $0.04

                                              CALENDAR YEAR 1998(1)
                                           HIGH BID               LOW BID
                                           --------               -------

             First Quarter                    $1.12                 $0.25
             Second Quarter                   $1.21                 $0.76
             Third Quarter                    $1.70                 $0.90
             Fourth Quarter                   $1.98                 $0.88

-------------------------

(1) These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

         On July 2, 2001, our Company had approximately 132 shareholders of record.

         We have not paid dividends in the past on any class of stock and we do not anticipate paying dividends in the foreseeable future.

                            DESCRIPTION OF SECURITIES

         AUTHORIZED CAPITAL STOCK. On April 12, 2001, our shareholders authorized (i) an amendment to the Articles of Incorporation of our Company to increase the authorized common stock of our Company and to add a class of preferred stock and (ii) the re-incorporation of our Company in the state of Nevada. The authorized capital stock of our Company consists of 150,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of July 2, 2001, our Company had 72,089,511 shares of common stock outstanding. The Company also has the following options outstanding:

                        NUMBER
                      OF SHARES          EXERCISE PRICE         EXPIRATION DATE
                      ---------          --------------         ---------------

                        200,000         $0.25 per share         August 31, 2001
                        200,000         $0.35 per share         August 31, 2001
                        123,457         $0.81 per share        January 22, 2002

         The following description is of the material terms of our capital stock. Additional information may be found in our Company's articles of incorporation included as an exhibit to this Registration Statement.

         COMMON STOCK. Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our shareholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, shareholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Shareholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. In the event of liquidation, dissolution or winding up of our Company, shareholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

         PREFERRED STOCK. The Board of Directors is authorized, subject to any limitations prescribed by the Nevada Revised Statutes, or the rules of any quotation system or national securities exchange on which stock of our Company may be quoted or listed, to provide for the issuance of shares of preferred stock in one or more series; to establish from time to time the number of shares to be included in each such series; and to fix the rights, powers, preferences, and privileges of the shares of such series, without any further vote or action by the shareholders. Depending upon the terms of the preferred stock established by the Board of Directors, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon liquidation of our Company or could have voting or conversion rights that could adversely affect the holders of the outstanding common stock. Our Company has no present plans to issue any shares of preferred stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION, BYLAWS AND NEVADA LAW

         The following provisions of the Articles of Incorporation and Bylaws of our Company could discourage potential acquisition proposals and could delay or prevent a change in control of our Company. Such provisions may also have the effect of preventing changes in the management of our Company, and preventing shareholders from receiving a premium on their common stock.

         AUTHORIZED BUT UNISSUED STOCK. The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

         BLANK CHECK PREFERRED STOCK. The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our Company's management.

         NEVADA BUSINESS COMBINATION LAW. The State of Nevada has enacted legislation that may deter or frustrate takeovers of Nevada corporations. The Nevada Business Combination Law generally prohibits a Nevada corporation from engaging in a business combination with an "interested shareholder" (defined generally as any person who beneficially owns 10% or more of the outstanding voting stock of our Company or any person affiliated with such person) for a period of three years following the date that such shareholder became an interested shareholder, unless the combination or the purchase of shares made by the interested shareholder on the interested shareholder's date of acquiring shares is approved by the board of directors of the corporation before that date. A corporation may not engage in any combination with an interested shareholder of the corporation after the expiration of three years after his date of acquiring shares unless:

         o The combination or the purchase of shares made by the interested shareholder is approved by the board of directors of the corporation before the date such interested shareholder acquired such shares;

         o A combination is approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the interested shareholder proposing the combination, or any affiliate or associate of the interested shareholder proposing the combination, at a meeting called for that purpose no earlier than three years after the interested shareholder's date of acquiring shares; or

         o The aggregate amount of cash and the market value, as of the date of consummation, of consideration other than cash to be received per share by all of the holders of outstanding common shares of the corporation not beneficially owned by the interested shareholder, satisfies the fair value requirements of Section 78.441 of Nevada Revised Statutes.

         SPECIAL MEETINGS OF SHAREHOLDERS. Special meetings of the shareholders of our Company may be called by its Board of Directors or other persons authorized to do so under Nevada law. Under applicable Nevada law, shareholders do not have the right to call a special meeting of the shareholders. This may have the effect of discouraging potential acquisition proposals and could delay or prevent a change in control of our Company by precluding a dissident shareholder from forcing a special meeting to consider removing the Board of Directors or otherwise.

         TRANSFER AGENT AND REGISTRAR. Securities Transfer Corporation is the transfer agent and registrar for our common stock. Its address is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.


                                     EXPERTS

         Our balance sheet as of November 30, 2000 and the related statements of operation, shareholders equity and cash flow from December 1, 1999 through November 30, 2000 appearing in this prospectus and elsewhere in this Prospectus have been audited by John P. Semmens, CPA, a professional corporation, independent auditors, as stated in their report herein and elsewhere in this Prospectus, and are included herein in reliance upon the report of such firm given their authority as experts in accounting and auditing.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by Kirkpatrick & Lockhart LLP, Miami, Florida.

                              AVAILABLE INFORMATION

         For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other statement filed with the Securities and Exchange Commission or included as an exhibit, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

         Reports, registration statements, proxy and information statements, and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference room maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Securities and Exchange Commission maintains a site on the World Wide Web (HTTP://WWW.SEC.GOV) that contains reports, registration statements, proxy and information statements and other information. You may obtain information on the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

INDEX TO FINANCIAL STATEMENTS

         o The Company's unaudited Balance Sheets as of May 31, 2001 and unaudited Statements of Operations, Statement of Stockholders' Equity, and Statements of Cash Flows for the three months' ended May 31, 2001 and 2000;
and

         o The Company's audited Balance Sheets as of November 30, 2000 and audited Statements of Operations, Statements of Stockholders' Equity, and Statements of Cash Flows for the years ended November 30, 2000 and 1999.

                                    ASSETS


                                                                              MAY 31, 2001    MAY 31, 2000
                                                                             --------------  --------------

CURRENT ASSETS
Cash                                                                         $      24,590   $     385,270
Accounts Receivable                                                                204,285          54,812
Inventory                                                                          475,049          28,432
Prepaid Expenses                                                                    65,287               -
                                                                             --------------  --------------
  Total Current Assets                                                             769,211         468,514

PROPERTY AND EQUIPMENT
Property and Equipment, net of $567,653 (2001) of Accumulated Depreciation       1,125,292         787,925

OTHER ASSETS
Mineral Interests (Note 3)                                                       5,410,668
Investment in Corporate Common Stock (Note 3)                                    1,912,500
Account Receivable (Note 3)                                                                        953,298
Deposits                                                                            44,501          10,813
Corporate Reorganization and Debenture Costs, net of $79,836
  of Accumulated Amortization (Note 2)                                             362,278         330,000
Plant Design - Second Plant                                                              -          92,816
                                                                             --------------  --------------
  Total Other Assets                                                             7,729,947       1,386,927
                                                                             --------------  --------------

TOTAL ASSETS                                                                 $   9,624,450   $   2,643,366
                                                                             ==============  ==============


    LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable and Accrued Expenses                                        $     639,664   $     147,433
Short-Term Notes Payable                                                           110,000         135,593
Current Portion of Notes Payable - Secured                                          36,692          57,180
                                                                             --------------  --------------
  Total Current Liabilities                                                        786,356         340,206

LONG-TERM LIABILITIES (NOTES 4 AND 6)
Notes Payable - Secured, less current portion                                      471,553         198,089
Notes Payable - Officers and Shareholders                                          225,000          87,588
Accrued Salaries to Officers                                                       187,834         869,066
Notes Payable - Bank and Mineral Interests                                         600,000
Convertible Debentures (Note 5)                                                    514,000
Note Due Founder/Shareholder                                                             -         575,000
                                                                             --------------  --------------
                                                                                 1,998,387       1,729,743
                                                                             --------------  --------------
TOTAL LIABILITIES                                                                2,784,743       2,069,949

NON-CONTROLLING INTEREST IN GRANT CLAIMS, INC. (NOTE 3)                          2,606,128

LEASE COMMITMENTS (NOTE 7)

SHAREHOLDERS' EQUITY (NOTES 3, 4, 5 AND 8)
Preferred Stock, $0.0001 par value, authorized 20,000,000 shares

Common Stock, $0.0001 par value, authorized 150 million shares;
  Issued and outstanding at May 31, 2001,  72,089,511 shares                         7,209           1,709

Additional Paid-In Capital                                                       8,329,717       2,639,323

Other Comprehensive Loss                                                          (845,323)

Retained (Deficit)                                                              (3,258,024)     (2,067,615)
                                                                             --------------  --------------
TOTAL SHAREHOLDERS' EQUITY                                                       4,233,579         573,417
                                                                             --------------  --------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   $   9,624,450   $   2,643,366
                                                                             ==============  ==============




            See accompanying notes to financial statement disclosures.

                                        RUBBER  TECHNOLOGY  INTERNATIONAL,  INC.
                                                STATEMENT  OF  OPERATIONS


                                                   THREE MONTHS     SIX MONTHS     THREE MONTHS     SIX MONTHS
                                                       ENDED          ENDED           ENDED           ENDED
                                                   MAY 31, 2001    MAY 31, 2001    MAY 31, 2000    MAY 31, 2000
                                                   -------------  --------------  --------------  --------------

REVENUES
Revenues                                           $     629,134  $     764,412   $     174,916   $     280,420

COST OF GOODS SOLD
Labor                                                     27,152         77,002         111,267         158,584
Repairs and Maintenance, including 2001 three             32,921         70,554          30,470          42,568
  month amortization of $18,941 (Note 2)
Trash Removal                                             47,705         50,005          38,962          47,108
Raw Materials and Other                                   86,432        158,508          39,907          53,401
                                                   -------------  --------------  --------------  --------------
  Total Cost of Goods Sold                               194,210        356,069         220,606         301,661
                                                   -------------  --------------  --------------  --------------
  GROSS MARGIN (LOSS)                                    434,924        408,343         (45,690)        (21,241)

SELLING, GENERAL AND ADMINISTRATIVE
Premises Rent                                             38,439         76,877          38,438          76,564
Legal and Professional                                    61,992        144,351           4,329          55,788
Administrative Management                                 96,060        207,808          75,367         110,013
Depreciation and Amortization                             72,586        137,336          36,000          72,000
Utilities                                                 44,121         60,627          25,716          37,780
Interest Expense                                          18,485         39,248          14,265          25,813
Other Expenses                                            80,887        119,006          57,856          74,148
                                                   -------------  --------------  --------------  --------------
                                                         412,570        785,253         251,971         452,106
                                                   -------------  --------------  --------------  --------------

NET INCOME (LOSS) BEFORE TAXES ON
  INCOME                                                  22,354       (376,911)       (297,661)       (473,347)

TAXES ON INCOME                                                -            800             800             800
                                                   -------------  --------------  --------------  --------------

NET ORDINARY INCOME (LOSS)                         $      22,354  $    (377,711)  $    (298,461)  $    (474,147)
                                                   =============  ==============  ==============  ==============

OTHER COMPREHENSIVE LOSS
Unrealized loss on investment in Company common
  shares, based on attributable, consolidated
  investment by Grant Claims, Inc. (Note 3)        $     520,200  $     845,325   $           -   $           -
                                                   =============  ==============  ==============  ==============

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                                  70,728,642     68,965,928      15,192,882      13,089,979
                                                   =============  ==============  ==============  ==============

NET INCOME (LOSS) PER OUTSTANDING COMMON SHARE     $        0.00  $       (0.01)  $       (0.02)  $       (0.04)
                                                   =============  ==============  ==============  ==============

NET INCOME (LOSS) PER FULLY DILUTED COMMON SHARE   $        0.00  $       (0.01)  $       (0.02)  $       (0.04)
                                                   =============  ==============  ==============  ==============

            See accompanying notes to financial statement disclosures.


                       RUBBER  TECHNOLOGY  INTERNATIONAL,  INC.
                              STATEMENT  OF  CASH  FLOWS



                                                                SIX MONTHS ENDED    SIX MONTHS ENDED
                                                                  MAY 31, 2001        MAY 31, 2000
                                                               ------------------  ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Operating Income (Loss)                                    $        (377,711)  $        (474,147)

ADJUSTMENTS TO RECONCILE NET LOSS
TO  NET CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Changes in Operating Assets and Liabilities
  Accounts Receivable                                                   (159,631)            (29,238)
  Inventory                                                             (326,489)             14,800
  Prepaid Expenses                                                       (58,397)
  Provision for Depreciation and Amortization                            156,277              72,000
  Accounts Payable                                                        99,446              28,693
  Accrued Salaries to Officers                                           (64,390)
  Short-Term Notes Payable                                               110,000              21,364
  Current Portion of Notes Payable - Secured                               5,021                   -
                                                               ------------------  ------------------
Net Cash (Used in) Operating Activities                                 (615,874)           (366,528)
                                                               ------------------  ------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases and Installation of Equipment                                 (447,653)            (62,221)
Increase in Deposit                                                      (12,453)               (313)
Corporate Reorganization and Debenture Costs                            (192,114)           (330,000)
(Advances to) New Venture (Note 3)                                             -            (146,214)
Asset Combination with Grant Claims, Inc. (Note 3):
  Mineral Interests, net of non-controlling interest                    (187,680)
  Investment in common stock, net of Other
      Comprehensive Loss                                                 175,985                   -
                                                               ------------------  ------------------
Net Cash Provided by (Used in) Investing Activities                     (663,915)           (538,748)
                                                               ------------------  ------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Debt Increase, Due Officers or Shareholders                              120,922             139,496
Debt Increase, Equipment Loan Funding                                    286,145               4,315
Debt Decrease, Loan Principal Reductions                                 (70,805)
Debt (Decrease) Increase,  Notes Payable - Officers                                           18,151
Proceeds from the Sale of Securities                                                         523,912
Proceeds from Issuance of Securities in lieu of Cash Payment             196,714
Proceeds from the Sale of Debentures                                     514,000             800,000
Conversions of Unsecured Debt to Common Shares                           190,842
Conversion of Debentures into Common Shares                                                 (225,000)
                                                               ------------------  ------------------
Net Cash Provided by Financing Activities                              1,237,818           1,260,874
                                                               ------------------  ------------------

NET INCREASE (DECREASE) IN CASH                                          (41,971)            355,598

CASH, BEGINNING OF PERIOD                                                 66,561              29,672
                                                               ------------------  ------------------

CASH, END OF PERIOD                                            $          24,590   $         385,270
                                                               ==================  ==================


            See accompanying notes to financial statement disclosures.

                      RUBBER TECHNOLOGY INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          MAY 31, 2000 AND MAY 31, 2001

NOTE  1  -  HISTORY  AND  ORGANIZATION  OF  THE  COMPANY

     Rubber Technology International, Inc. ("RTEK") is a recycler of waste tires and producer of recycled molded rubber products. RTEK was originally organized as a Florida Corporation on July 25, 1986 and is currently based in Los Angeles, California. RTEK's principal line of business involves accepting waste tires from tire retailers, service stations, salvage yards, clean up jobs with governmental agencies, private individuals and companies and recycling them to produce a variety of molded rubber products. Recently, the Company acquired all the production rights to significant construction grade sand deposits located near Las Vegas, NV previously owned by Grant Claims, LLC, and intends to develop these resources towards the development of concrete and other building related products.

      In 1997, RTEK, (which at the time was designated Sunshine Capital, Inc. ("SCI")) acquired all of the outstanding common stock of Rubber Technology International, Inc., a Nevada corporation (RTEK-Nevada) in a business combination described as a "reverse acquisition." For accounting purposes, the acquisition was treated as the acquisition of SCI (the Registrant) by RTEK-Nevada. On April 12, 2001, the Company's shareholders approved a re-incorporation of the Company from a Florida corporation to a Nevada corporation. Effective May 31, 2001, the Company completed its re-incorporation and is now deemed a Nevada corporation.

      On April 12, 2001, the Company's shareholders' authorized the amendment of the Company's Articles of Incorporation increasing the Company's authorized capital stock to provide for up to 150 million shares of $0.0001 par value common stock and 20 million shares of $0.0001 par value preferred stock. As of May 31, 2001, 70,089,511 shares of common stock and no shares of Preferred Stock were issued and outstanding. See Note 5. There are no other authorized shares of common or preferred stock.

      The Company had limited operations from its inception in 1986 to November 30, 1999. During fiscal 2000 and 2001, the Company completed its production lines and initiated product sales. The Company recycles whole tires and tire by-products into marketable commodities such as crumb rubber for playground fill, rubberized asphalt and rubber mats and molded products such as traffic safety devices, tree rings and various landscape products.

      The Company has adopted November 30 as its fiscal year end.

NOTE  2  -  ACCOUNTING  POLICIES  AND  PROCEDURES

      The consolidated financial statements of the Company are prepared using the accrual basis of accounting. A portion of the raw materials placed into production comes from whole tires received by the Company. A fee is normally paid the Company on receipt of these tires, which is directly recognized as revenue.


All inventory items are stated at the lower of cost (first-in, first-out) or market value. Freight costs are included as expenses.

      Repair and maintenance expenses individually exceeding $500 are amortized over the ensuing six-month period.

      Property, including leasehold improvements, and equipment are carried at cost. Depreciation is provided using straight-line and accelerated methods for both book and tax purposes applied over the estimated useful lives of the equipment . Leasehold improvements are amortized over the term of the applicable lease, assuming all extensions are exercised. The acquisition cost of Global Sight, Inc. is being amortized over an estimated life of five years. The costs of debentures funded the Company are amortized over the life of the debenture agreement. Applicable assets are fully costed when they are determined to have no continuing useful value.

      The Company's main operating facility is located in an Enterprise Zone within the City of Los Angeles. This allows for tax advantages such as labor and investment credits and extended tax carry-overs, which are included herein. The Company evaluates its need for a provision for federal income tax after each quarter. Income taxes for the current years are offset by prior year's losses and tax credits principally arising from the stated Enterprise Zone credits and provisions.

All exchanges of common stock for services rendered were recorded at the fair value of the services rendered. The Company does not have definitive contracts with its management personnel. Any common shares issued to these individuals were discretionary distributions.

      The Company has not adopted any policy regarding payment of dividends. No dividends have been paid since inception.

      The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period reported. Actual results may differ from these estimates.

     The Company has adopted November 30 as its fiscal year end.

NOTE  3  -  MINERAL  INTERESTS

      Effective November 30, 2000, the Company completed a combination of assets agreement for the rights and assets of the Grant Claims sand operation as owned by Grant Claims, LLC. Under this agreement, all the rights net of all the obligations of the Grant Claims' prior operations, were combined with the Company's contribution of 25.5 million restricted common shares in a new corporation that will continue the operation of the Grant Claims. This new corporation is 51% directly owned by the Company. There are additional capital contribution Company requirements into the operations of the claims and a provision for the issuance of additional common shares on the attainment of certain production levels.

      The prior operations of the claims were owned 5% by the Company and 95% by a partnership that included, in part, an existing corporate officer. Using the value as indicated by the Company's contributed common shares, the transaction was completed at a greater than 30% discount to third party appraisals, and without additional cash or equivalent compensation to the preceding owners. Because of the majority ownership, control of the Grant Claims, as previously owned by Grant Claims, LLC, has now passed to the Company.

      The purchase method of accounting was used to report this combination of assets. This method requires all common share valuations of Company stock, including Grant Claims, Inc.'s attributable owned shares, to be at current fair value, recordation of operations only subsequent to the combination of assets and consolidation of operations and recordation of the non-controlling interests at the non-owned percentage. The unrealized current value adjustment appears as other comprehensive gains or losses, as applicable, and net of applicable income taxes. Due to the Company's current tax position, the net of tax portion is deemed to be zero.

      The Company is attempting to initiate active operations of these Claims. It has secured a bid right with the Bureau of Land Management and is submitting the necessary requirements to consummate the contract. The optionor owner of the excavation rights, from which the Company has the removal rights and an option to secure outright the ownership of the mineral rights, has initiated litigation for payments contended as due under the contract. The Company has offered to bring all payments current in exchange for dismissal of the litigation. In the Company's opinion, this litigation will not now defer the initiation of operations under the impending Bureau of Land Management contract.

NOTE  4  -  LONG  TERM  LIABILITIES

      The Company is obligated under four loans, which are secured by its production and other assets. The loans are fully amortizing over their respective terms, which individually ranged at loan inception from four to six

      Under the provisions of long-term third party personal property debt agreements, the Company has the following minimum annual payment obligations:


                                             Year Ended May  31,
                                         2002        2003        2004
                                      --------     --------    --------
 Notes Payable - Secured              $ 36,692     $ 41,997    $ 48,087
 Notes Payable -  Officers and
   Shareholders                              0      225,000           0
                                      --------     --------    --------
                                      $ 36,692     $266,997    $ 48,087


      Liabilities due officers do not have a current demand element within their repayment terms. If the note terms required repayment over a five-year term, the annual principal maintenance for the aggregate of the loans would approximate $37,600 per year.

     The Company is additionally liable to a bank for an amount up to a claim of $200,000. The final amount to be paid the bank will be determined as a result of on-going litigation.

NOTE  5  -  SHAREHOLDERS'  EQUITY

      During the quarter ended May 31, 2001, the Company was funded $514,000 in exchange for 5.00% debentures which are repayable no later than two years from the date of acquisition. At their option, the debenture holders have the right to convert their holdings at either 120% of the bid price on the day of funding the debenture or 80% of the prior five closing bid prices just prior to a conversion request. Subsequently, the Company agreed to set the conversion price to $0.10 per share. For the arrangement of these debentures, the Company paid a 10% cash fee and issued 1,428,571 common shares. Under the debenture agreement, the Company is required to reserve 25 million shares, which would only be used if the conversion privilege were to drop to 2 cents per share, which the Company believes to be unlikely. At a rate of 6 cents per share, the Company would issue less than 8.7 million common shares in complete conversion of the debentures.

      The Company has received $100,000 prior to May 31, 2001, which is reported as a short-term loan, and an additional $150,000 subsequent to May 31, 2001 to assist in the Company's financing. The Company is currently in negotiations with the lender to convert the loan to equity.

      As a part of a services agreement completed in March 2001, the Company approved the issuance of 400,000 common shares and warrants for the investor to acquire up to 200,000 common shares at $0.25 per share and 200,000 common shares at $0.35 per share. The warrants expire August 31, 2001 and are included in the below listing of unexercised warrants.

     The Company has unexercised options for the purchase of its common shares as follows:

     Number  of  Shares      Exercise  Price          Expiration     Date
     ------------------      ---------------          ----------     ----
         200,000          $  0.25  per  share          August   31,  2001
         200,000          $  0.35  per  share          August   31,  2001
         123,457          $  0.81  per  share          January  22,  2002


NOTE  6  -  RELATED  PARTY  TRANSACTIONS

      Long-term liabilities include $225,000 due an officer/shareholder arising from monetary investments into the Company and $187,834 in accrued salaries due officers. See Note 4.

      Officers  and  directors  of the  Company are  involved in other  business
activities  and  may,  in  the  future,   become   involved  in  other  business
opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts. See Note 3.

NOTE  7  -  LEASE  COMMITMENTS

      As of May 31, 2001, the Company is obligated under leases for its production facilities. Future minimum lease payments under these leases, assuming a 3% inflation rate, are:

           Term                                      Minimum  Annual  Payment
          ------                                    --------------------------
 June  1,  2001  -  May  31,  2002                         $  156,100
 June  1,  2002  -  May  31,  2003                            160,800
 June  1,  2003  -  May  31,  2004                            165,600
 June  1,  2004  -  May  31,  2005                            170,600
 June  1,  2005  -  May  31,  2006                            175,700
                                                           ----------

                                                           $  828,800
                                                           ==========

The primary term of the two facility leases ends December 2001. The Company has an option to extend the term of these leases for an additional five years. The leases and the option extension agreements provide for cost of living increases between 3-6% per year on the lease anniversary dates in 2002 and 2004, if extended. Additionally, the Company is required to pay any property tax increases over the base year. The primary lease provides an option to purchase the property under market conditions.

                 JOHN P. SEMMENS CPA, A PROFESSIONAL CORPORATION
                   24501 DEL PRADO STE A, DANA POINT, CA 92629
                      PH: (949)496-8800 FAX: (949)443-0642

                          Independent Auditor's Report


Board of Directors and Shareholders
Rubber Technology International, Inc.


We have audited the balance sheet of Rubber Technology International, Inc. as of November 30, 2000, and the related statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Rubber Technology International, Inc. as of November 30, 1999, were audited by other auditors whose report, dated January 17, 2000, on those statements included an explanatory paragraph that doubted the Company's ability to continue as a going concern.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rubber Technology International, Inc. as of November 30, 2000, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



John P. Semmens CPA

February 22, 2001

                      RUBBER TECHNOLOGY INTERNATIONAL, INC.
                                  BALANCE SHEET

                                     ASSETS


                                                                   NOVEMBER 30, 2000    NOVEMBER 30, 1999
                                                                   ------------------   ------------------
CURRENT ASSETS
Cash                                                               $           66,561   $           29,672
Accounts Receivable                                                            44,654               25,574
Inventory                                                                     148,560               43,232
Prepaid Expenses                                                               25,832
                                                                   ------------------   ------------------
  Total Current Assets                                                        285,607               98,478

PROPERTY AND EQUIPMENT
Property and Equipment, net of $460,103 of Accumulated
  Depreciation                                                                785,139              797,704

OTHER ASSETS
Mineral Interests (Note 3)                                                  5,410,668
Investment in Corporate Common Stock (Note 3)                               3,570,000
Account Receivable (Note 3)                                                                        807,084
Deposits                                                                       32,048               10,500
Corporate Reorganization Costs, net of $50,000 of
  Accumulated Amortization                                                    200,000
Plant Design - Second Plant                                                                         92,816
                                                                   ------------------   ------------------
                                                                            9,212,716              910,400
                                                                   ------------------   ------------------

TOTAL ASSETS                                                       $       10,283,462   $        1,806,582
                                                                   ==================   ==================

    LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable and Accrued Expenses (Note 9)                     $          540,218   $          118,740
Short-Term Notes Payable                                                                           114,229
Current Portion of Notes Payable - Secured                                     31,672               57,180
                                                                   ------------------   ------------------
  Total Current Liabilities                                                   571,890              290,149

LONG-TERM LIABILITIES (NOTES 4, 7 AND 9)
Notes Payable - Secured, less current portion                                 256,215              193,774
Notes Payable - Officers and Shareholders                                     225,000               69,437
Accrued Salaries to Officers                                                  131,302
Notes Payable - Bank and Mineral Interests                                    600,000
Note Due Founder                                                                                   729,570
                                                                   ------------------   ------------------
                                                                            1,212,517              992,781
                                                                   ------------------   ------------------
TOTAL LIABILITIES                                                           1,784,407            1,282,930

NON-CONTROLLING INTEREST IN GRANT CLAIMS, INC. (NOTE 3)                     3,430,000

LEASE COMMITMENTS (NOTE 8)

SHAREHOLDERS' EQUITY (NOTES 5, 6 AND 9)
Common Stock, $0.0001 par value, authorized 75 million shares;
  Issued and outstanding at November 30, 2000, 66,776,805 shares                6,677                1,083

Additional Paid-In Capital                                                  7,942,693            2,116,037

Retained Deficit                                                           (2,880,315)          (1,593,468)
                                                                   ------------------   ------------------
TOTAL SHAREHOLDERS' EQUITY                                                  5,069,055              523,652
                                                                   ------------------   ------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $       10,283,462   $        1,806,582
                                                                   ==================   ==================


                   See accompanying notes to financial statement disclosures.


                      RUBBER TECHNOLOGY INTERNATIONAL, INC.
                             STATEMENT OF OPERATIONS

                                             YEAR ENDED          YEAR ENDED
                                         NOVEMBER 30, 2000   NOVEMBER 30, 1999
                                         ------------------  ------------------

REVENUES
Revenues                                 $          733,976  $          593,620

COST OF GOODS SOLD
Labor                                               334,971             270,489
Repairs and Maintenance                              79,176              61,437
Trash                                                85,653              22,925
Raw Materials and Other                             140,318              37,913
                                         ------------------  ------------------
  Total Cost of Goods Sold                          640,118             392,764
                                         ------------------  ------------------
GROSS MARGIN INCOME                                  93,858             200,856

SELLING, GENERAL AND ADMINISTRATIVE
Premises Rent                                       153,441             104,960
Legal, Professional and Management                  331,349             139,016
Research and Development                            185,301              47,733
Depreciation and Amortization                       225,033             144,560
Utilities                                           104,861              52,031
Interest Expense                                     62,055             237,194
Other Expenses                                      226,634             103,601
                                         ------------------  ------------------
                                                  1,288,673             829,096
                                         ------------------  ------------------

NET LOSS BEFORE ASSET DISPOSALS                   1,194,815             628,240

LOSS ON ASSET DISPOSALS, NET                         89,632
                                         ------------------  ------------------
NET LOSS BEFORE TAXES ON INCOME                   1,284,447             628,240

TAXES ON INCOME                                       2,400               1,197
                                         ------------------  ------------------
NET LOSS                                 $        1,286,847  $          629,437
                                         ==================  ==================

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                             20,904,632           9,501,051
                                         ==================  ==================
NET LOSS PER OUTSTANDING COMMON SHARE    $             0.06  $             0.07
                                         ==================  ==================
NET LOSS PER FULLY DILUTED COMMON SHARE  $             0.06  $             0.07
                                         ==================  ==================


           See accompanying notes to financial statement disclosures.

                      RUBBER TECHNOLOGY INTERNATIONAL, INC.
                             STATEMENT OF CASH FLOWS
                     YEARS ENDED NOVEMBER 30, 1999 AND 2000


                                                                     YEAR ENDED           YEAR ENDED
                                                                  NOVEMBER 30, 2000    NOVEMBER 30, 1999
                                                                 ------------------   ------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net Operating Loss                                               $        1,286,847   $          629,437

ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
PROVIDED BY (USED IN) OPERATING ACTIVITIES
Changes in Operating Assets and Liabilities
  Accounts Receivable                                                       (19,080)              47,517
  Inventory                                                                (105,328)              65,403
  Prepaid Expenses                                                          (25,832)
  Provision for Depreciation and Amortization                               225,033              144,560
  Amortization of Capitalized Plant Design costs                             92,816
  Accounts Payable and Accrued Expenses                                     421,478               35,950
  Current Portion of Long-Term Debt                                         (25,508)
  Accrued Salaries to Officers                                              131,302
  Short Term Notes Payable                                                 (114,229)            (238,824)
                                                                 ------------------   ------------------
                                                                            580,652               54,606
                                                                 ------------------   ------------------
Net Cash (Used in) Operating Activities                                    (706,195)            (574,831)
                                                                 ------------------   ------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases and Installation of Equipment                                    (162,468)             (53,387)
Increase in Deposits                                                        (21,548)              (2,000)
Corporate reorganization and debenture costs                               (250,000)
(Advances to) New Venture (Note 3)                                                              (693,565)
Asset Combination with Grant Claims, Inc. (Note 3):
  Mineral Interests, net of non-controlling interest                     (5,410,668)
  Issuance of common shares                                              (3,570,000)
  Allocation of Non-Controlling Interest                                  3,430,000
  Consolidation of Advances to Grant Claims                                 807,084
  Notes Payable to Bank and Mineral Interests                               600,000
                                                                 ------------------   ------------------
  Net Cash (Used in) Asset Combination with Grant Claims                 (4,143,584)
                                                                 ------------------   ------------------
Net Cash (Used in) Investing Activities                                  (4,577,600)            (748,952)
                                                                 ------------------   ------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Debt (Decrease) Due Founding Shareholder and Officer                       (799,007)             719,360
Debt Increase Equipment Loan                                                 62,441                  954
Debt Increase Notes Payable - Officer                                       225,000               24,673
Proceeds from Sale of Common Shares                                         311,913              305,758
Conversions of Unsecured Debt to Common Shares                              956,118
Issuances of Common Shares for Professional Services                        187,000
Issuances of Common Shares for Grant Claims' Asset Combination            3,570,000
Proceeds from the Sale of Convertible Debentures                            807,219
                                                                 ------------------   ------------------
Net Cash Provided by Financing Activities                                 5,320,684            1,050,745
                                                                 ------------------   ------------------
NET INCREASE (DECREASE) IN CASH                                              36,889             (273,038)

CASH, BEGINNING OF PERIOD                                                    29,672              302,710
                                                                 ------------------   ------------------
CASH, END OF PERIOD                                              $           66,561   $           29,672
                                                                 ==================   ==================

           See accompanying notes to financial statement disclosures.




                                      F-12




                      RUBBER TECHNOLOGY INTERNATIONAL, INC.
                        STATEMENT OF SHAREHOLDERS' EQUITY
                          YEAR ENDED NOVEMBER 30, 2000


                                          TOTAL SHARES                                                   TOTAL
                                          ISSUED AND    (PAR VALUE)     ADDITIONAL       RETAINED     SHAREHOLDER'S
                                          OUTSTANDING  COMMON STOCK   PAID-IN CAPITAL     DEFICIT        EQUITY
                                          ----------- ------------    --------------   -------------  -----------

BALANCE, DECEMBER 1, 1999                 10,831,878  $      1,083    $  2,116,037   $ (1,593,468) $    523,652

 ISSUANCE OF COMMON SHARES FOR EQUITY
   CAPITAL
   February 22, 2000                         900,000            90          49,910                       50,000
   February 24, 2000                       1,266,346           126         148,787                      148,913

 ISSUANCE OF COMMON SHARES IN EXCHANGE
   FOR OWNERSHIP OF GLOBAL SIGHT, INC.
   March 20, 2000                          1,200,000           120          59,880                       60,000

 ISSUANCE OF COMMON SHARES FOR LEGAL
  SERVICES RENDERED
   March 20, 2000                            800,000            80          39,920                       40,000

 CONVERSION OF DEBENTURES INTO COMMON
   SHARES (NOTE 5)
   March 20, 2000                            166,667            17          24,983                       25,000
   March 28, 2000                            177,778            18          39,982                       40,000
   April 11, 2000                            300,000            30          35,970                       36,000
   May 4, 2000                               348,718            35          33,965                       34,000
   May 17, 2000                              666,667            67          59,933                       60,000
   May 25, 2000                              439,560            44          29,956                       30,000
   June 5, 2000                              476,190            48          24,952                       25,000
   June 9, 2000                              333,333            33          14,967                       15,000
   June 13, 2000                           1,916,667           192         114,808                      115,000
   June 15, 2000                           3,047,619           305         159,695                      160,000
   June 27, 2000                           2,193,548           219         101,781                      102,000
   June 30, 2000                           5,030,654           503         164,716                      165,219

 ISSUANCE OF COMMON SHARES
   FOR EQUITY CAPITAL
  November 10, 2000                          750,000            75         112,925                      113,000

AS OF NOVEMBER 30, 2000:
  CONVERSION OF CORPORATE DEBT FOR
     COMMON SHARES (NOTE 6)                9,561,180           956         955,162                      956,118

   ISSUANCE OF COMMON SHARES FOR SERVICES
     RENDERED                                870,000            87          86,914                       87,001

   ACQUISITION OF MINERAL
     INTERESTS (NOTE 3)                   25,500,000         2,550       3,567,450                    3,570,000

 NET (LOSS) FOR YEAR
     ENDED NOVEMBER 30, 2000                                                           (1,286,847)   (1,286,847)
                                          ----------- ------------  --------------   -------------  -----------
                                          66,776,805  $      6,677  $    7,942,693   $ (2,880,315)  $ 5,069,055
                                          =========== ============  ==============   =============  ===========



                   See accompanying notes to financial statement disclosures.



                      RUBBER TECHNOLOGY INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           NOVEMBER 30, 1999 AND 2000


NOTE 1 - HISTORY AND ORGANIZATION OF THE Company

Rubber Technology International, Inc. ("RTEK") is a recycler of waste tires and producer of recycled molded rubber products. RTEK was originally organized as a Florida Corporation on July 25, 1986 and is currently based in Los Angeles, California. RTEK's principal line of business involves accepting waste tires from tire retailers, service stations, salvage yards, clean up jobs with governmental agencies, private individuals and companies and recycling them to produce a variety of molded rubber products. Recently, the Company has acquired significant construction grade sand deposits located near Las Vegas, NV and intends to develop these resources towards the development of concrete and other building related products.

In 1997, RTEK, (which at the time was designated Sunshine Capital, Inc. ("SCI")) acquired all of the outstanding common stock of Rubber Technology International, Inc., a Nevada corporation (RTEK-Nevada) in a business combination described as a "reverse acquisition." For accounting purposes, the acquisition was treated as the acquisition of SCI (the Registrant) by RTEK-Nevada.

The Company is currently authorized to issue up to 75,000,000 shares of common stock, $0.0001 par value. As of November 30, 2000, 66,776,805 shares of common stock were issued and outstanding. See Notes 5, 6 and 9. There are no other authorized shares of common or preferred stock.

The Company had limited operations from its inception in 1986 to November 30, 1999. During the fiscal 2000 period of these financial statements, the Company completed its production lines and initiated product sales. The Company recycles whole tires and tire by-products into marketable commodities such as crumb rubber for playground fill, rubberized asphalt and rubber mats and molded products such as traffic safety devices, tree rings and various landscape products.

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES

The consolidated financial statements of the Company are prepared using the accrual basis of accounting. A portion of the raw materials placed into production comes from whole tires received by the Company. A fee is normally paid the Company on receipt of these tires, which is directly recognized as revenue.

All inventory items are stated at the lower of cost (first-in, first-out) or market value. Freight costs are included as expenses.

Repair and maintenance expenses individually exceeding $500 are amortized over the ensuing six-month period.

Property, including leasehold improvements, and equipment are carried at cost. Depreciation is provided using straight-line and accelerated methods for both book and tax purposes applied over the estimated useful lives of the equipment. Leasehold improvements are amortized over the term of the applicable lease, assuming all extensions are exercised. The acquisition cost of Global Sight, Inc. is being amortized over an estimated life of five years. Applicable assets are fully costed when they are determined to have no continuing useful value.

The Company's main operating facility is located in an Enterprise Zone within the City of Los Angeles. This allows for tax advantages such as labor and investment credits and extended tax carry-overs, which are included herein. The Company has experienced operating losses to date and evaluates its need for a provision for federal income tax after each quarter. Income taxes for the current years are offset by prior year's losses and tax credits principally arising from the stated Enterprise Zone credits and provisions. The Nevada corporation operates its rubber recycling facility.

All exchanges of common stock for services rendered, as more fully described in the Statement of Shareholders' Equity, were recorded at the fair value of the services rendered. The Company does not have definitive contracts with its management personnel. Any common shares issued to these individuals were discretionary distributions.

The Company has not adopted any policy regarding payment of dividends. No dividends have been paid since inception.

The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period reported. Actual results may differ from these estimates.

The Company has adopted November 30 as its fiscal year end.

NOTE 3 - MINERAL INTERESTS

Effective November 30, 2000, the Company completed a combination of assets agreement for the rights and assets of the Grant Claims sand operation. Under this agreement, all the rights net of all the obligations of the Grant Claims' prior operations were combined with the Company's contribution of 25.5 million restricted common shares in a new corporation that will continue the operation of the Grant Claims. This new corporation is 51% owned by the Company. There are additional capital contribution Company requirements into the operations of the claims and a provision for the issuance of additional common shares on the attainment of certain production levels.

The prior operations of the claims were owned 5% by the Company and 95% by a partnership that included, in part, an existing corporate officer. Using the value as indicated by the Company's contributed common shares, the transaction was completed at a greater than 30% discount to third party appraisals, and without additional cash or equivalent compensation to the preceding owners. Because of the majority ownership, control of the Grant Claims has now passed to the Company.

The purchase method of accounting was used to report this combination of assets. This method requires all valuations to be at fair value and recordation of operations only subsequent to the combination of assets.

NOTE 4 - LONG TERM LIABILITIES

The Company is obligated under three loans, which are secured by its production and other assets. The loans are fully amortizing over their respective terms, which individually ranged at loan inception from four to six years. One loan with a $245,000 current principal has been personally guaranteed by a non-officer/shareholder.

Under the provisions of long-term third party personal property debt agreements, the Company has the following minimum annual payment obligations:

                                           Year Ended November 30
                                        2001        2002         2003
                                     --------     --------     --------
     Notes Payable - Secured         $ 25,989     $ 30,005     $ 34,640
     Notes Payable - Other              5,683        6,216        6,799
                                     --------     --------     --------
                                     $ 31,672     $ 36,221     $ 41,439
                                     ========     ========     ========




        Term                                   Minimum Annual Payment
       ------                                 ------------------------
 December 1, 2000 - November 30, 2001                $ 156,700
 December 1, 2001 - November 30, 2002                  160,300
 December 1, 2002 - November 30, 2003                  161,800
 December 1, 2003 - November 30, 2004                  166,700
 December 1, 2004 - November 30, 2005                  171,700
                                                    ----------
                                                     $ 817,200
                                                    ==========

The primary term of the core facility lease ends December 2001. The Company has an option to extend the term of this lease for an additional five years. A second lease for a contiguous parcel expires July 2001. The leases and the option extension agreements provide for cost of living increases between 3-6% per year on the lease anniversary dates in 2002 and 2004, if extended. Additionally, the Company is required to pay any property tax increases over the base year. The lease provides an option to purchase the property under market conditions.

NOTE 9 - SUBSEQUENT EVENTS

Effective January 2001, as a portion of an agreement for corporate marketing and investor relations, the Company issued 100,000 restricted common shares.

On February 14, 2001, the Company approved the issuance of 3,784,135 shares of common stock comprising 1,728,318 shares for officers' services and 2,055,817 shares for other professional individuals. The costs of these services amounted to approximately $138,200 for corporate officers and $164,400 for the other professionals, substantially all of which were included in the liabilities reflected in the November 30, 2000 financial statements.

In February 2001, corporate officers loaned additional personal funds to the Company.

WE  HAVE  NOT   AUTHORIZED  ANY  DEALER,
SALESPERSON  OR OTHER  PERSON TO PROVIDE
ANY     INFORMATION    OR    MAKE    ANY
REPRESENTATIONS  ABOUT RUBBER TECHNOLOGY
INTERNATIONAL,     INC.    EXCEPT    THE
INFORMATION OR REPRESENTATIONS CONTAINED
IN THIS PROSPECTUS.  YOU SHOULD NOT RELY
ON   ANY   ADDITIONAL   INFORMATION   OR
REPRESENTATIONS IF MADE.

                 -----------------------
                                                       ----------------------

This  prospectus  does not constitute an                     PROSPECTUS
offer to sell, or a  solicitation  of an
offer to buy any securities:                           ---------------------

     O  except the common stock  offered
        by this prospectus;

     O  in any jurisdiction in which the
        offer  or  solicitation  is  not
        authorized;
                                              27,321,428 SHARES OF COMMON STOCK
     O  in any  jurisdiction  where  the
        dealer or other  salesperson  is
        not  qualified to make the offer
        or solicitation;
                                           RUBBER TECHNOLOGY INTERNATIONAL, INC.
     O  to  any  person  to  whom  it is
        unlawful  to make  the  offer or
        solicitation; or

     O  to  any  person  who  is  not  a
        United States resident or who is
        outside the  jurisdiction of the
        United States.
                                                        ___________ __, 2001

The delivery of this prospectus or any acCompanying sale does not imply that:

     O  there  have been no  changes  in
        the affairs of Rubber Technology
        International,  Inc.  after  the
        date of this prospectus; or

     O  the  information   contained  in
        this prospectus is correct after
        the date of this prospectus.

                 -----------------------

UNTIL __________ __, 2001 (25 DAYS AFTER
THE EFFECTIVE  DATE OF THE  REGISTRATION
STATEMENT)   ALL  DEALERS   THAT  EFFECT
TRANSACTIONS   IN   THESE    SECURITIES,
WHETHER  OR NOT  PARTICIPATING  IN  THIS
OFFERING,  MAY BE  REQUIRED TO DELIVER A
PROSPECTUS.  THIS IS IN  ADDITION TO THE
DEALERS'   OBLIGATION   TO   DELIVER   A
PROSPECTUS  WHEN ACTING AS  UNDERWRITERS
AND  WITH   RESPECT   TO  THEIR   UNSOLD
ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.751 of Nevada Revised Statutes provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of our Company may and, in certain cases, must be indemnified by our Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our Company and in any criminal proceeding in which such person had reasonable cause to believe his conduct was lawful.. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to our Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnification for expenses.

     As authorized by Section 78.037 of Nevada Revised Statutes, our Articles of Incorporation eliminate or limit the personal liability of a director to our Company or to any of its shareholders for monetary damage for a breach of fiduciary duty as a director, except for:

     o Acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or

     o The payment of distributions in violation of Section 78.300 of Nevada Revised Statutes.

     Our Articles of Incorporation provide for indemnification of officers and directors to the fullest extent permitted by Nevada law. Such indemnification applies in advance of the final disposition of a proceeding.

     The Company maintains an insurance policy that provides protection, within the maximum liability limits of the policy and subject to a deductible amount for certain claims, to our Company.

     At present, there is no pending litigation or proceeding involving any director or officer as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any director or officer.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission Registration Fee         $         547
Printing and Engraving Expenses                             $       7,000
Accounting Fees and Expenses                                $       2,500
Legal Fees and Expenses                                     $      37,000
Blue Sky Qualification Fees and Expenses                    $      10,000
Miscellaneous                                               $         953

TOTAL                                                       $      58,000

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

RECENT SALES OF UNREGISTERED SECURITIES

     On November 10, 2000, our Company sold 750,000 shares of its "restricted" common stock to an unrelated "accredited investor" at a price of $0.15 per share resulting in net proceeds of $112,925 to our Company. The issuance was an isolated transaction not involving a public offering pursuant to section 4(2) of the Securities Act of 1933.

          On  November  30,  2000,   our  Company   issued   400,000  shares  of
"restricted" common stock valued at $40,000 to the Cutler Law Group, our Company's securities counsel in exchange for legal services rendered. The issuance was an isolated transaction not involving a public offering pursuant to section 4(2) of the Securities Act of 1933. Subsequent to the issuance, the shares were registered with the SEC on Form S-8.

         On November 30, 2000, our Company issued 25,000 shares of "restricted" common stock valued at $2,500 to an unrelated individual in exchange for consultation services related to the preparation of our Company's business plan. The issuance was an isolated transaction not involving a public offering pursuant to section 4(2) of the Securities Act of 1933. Subsequent to the issuance, the shares were registered with the SEC on Form S-8.

         On November 30, 2000, our Company issued 45,000 shares of "restricted" common stock valued at $4,500 to an unrelated individual in exchange for consultation services rendered. The issuance was an isolated transaction not involving a public offering pursuant to section 4(2) of the Securities Act of 1933. Subsequent to the issuance, the shares were registered with the SEC on Form S-8.

         On November 30, 2000, our Company issued 50,000 shares of "restricted" common stock valued at $5,000 to Mr. Tom Reichman, our Company's Chief Operating Officer as payment for consulting services rendered by Mr. Reichman prior becoming an officer of our Company. The issuance was an isolated transaction not involving a public offering pursuant to section 4(2) of the Securities Act of 1933. Subsequent to the issuance, the shares were registered with the SEC on Form S-8.

         On November 30, 2000, our Company issued 200,000 shares of "restricted" common stock valued at $20,000 to Mr. Fred Schmidt, our Company's Chief Financial Officer as payment in lieu of portions of Mr. Schmidt's salary. The issuance was an isolated transaction not involving a public offering pursuant to section 4(2) of the Securities Act of 1933. Subsequent to the issuance, the shares were registered with the SEC on Form S-8.

         On November 30, 2000, our Company issued 90,000 shares of its "restricted" common stock to an unrelated accredited investor in exchange for forgiveness of a promissory note in the amount of $9,000. The issuance was an isolated transaction not involving a public offering pursuant to section 4(2) of the Securities Act of 1933.

         On November 30, 2000, our Company issued 3,402,120 shares of "restricted" common stock to the Sibco Trust and 375,000 "restricted " common shares to the Webb Family Trust in exchange for forgiveness of aggregate outstanding promissory notes in the total amount of $340,112. Mr. Trevor Webb, our Company's Chief Executive Officer, President and a Director, is the trustee of the Sibco Trust. He has no affiliation with the Webb Family Trust. These issuances were isolated transactions not involving a public offering pursuant to section 4(2) of the Securities Act of 1933.

         On November 30, 2000, our Company issued 2,070,060 shares of "restricted" common stock to Trevor Webb in exchange for forgiveness of a promissory note in the amount of $207,006. The issuance was an isolated transaction not involving a public offering pursuant to section 4(2) of the Securities Act of 1933.

         On November 30, 2000, our Company issued 3,500,000 shares of "restricted" common stock to an unrelated accredited investor in exchange for forgiveness of a promissory note in the amount of $350,000. The issuance was an isolated transaction not involving a public offering pursuant to section 4(2) of the Securities Act of 1933.

         On November 30, 2000, our Company issued 100,000 shares of "restricted" common stock to Fred Schmidt in lieu of $10,000 in accrued salary. The issuance was an isolated transaction not involving a public offering pursuant to section 4(2) of the Securities Act of 1933.

         On November 30, 2000, our Company issued 25,500,000 shares of "restricted" common stock to GCI, Inc., a Nevada corporation, in exchange for 51% of the outstanding shares of GCI, Inc. The issuance was an isolated transaction not involving a public offering pursuant to section 4(2) of the Securities Act of 1933.

         On January 19, 2001, our Company issued 100,000 shares of "restricted" common stock to an unrelated individual for marketing services rendered. The issuance was an isolated transaction not involving a public offering pursuant to
Section 4(2) of the Securities Act of 1933.

         With respect to the sale of unregistered securities referenced above, in each instance the purchaser had access to sufficient information regarding our Company so as to make an informed investment decision.

ITEM 27.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

          (a) The following exhibits are filed as part of this registration statement:

  EXHIBIT
    NO.       DESCRIPTION                                      LOCATION

   2.01       Exchange Agreement dated as of                   Incorporated by reference to Exhibit 1.1. to
              March 12, 2000, between MRC Legal                Registant's Form 8-R filed March 14, 2000
              Services and our Company

    3.1       Articles of Incorporation                        Incorporated by reference to Exhibit 3.1 to the
                                                               Registrant's Form 8-k filed March 13, 2000

    3.2       Bylaws                                           Incorporated by reference to Exhibit 3.2 to the
                                                               Registrant's Form 8-k filed March 13, 2000

    5.1       Opinion re: Legality                             Provided herewith

  10.01       Consulting Services Agreement dated as of        Incorporated by reference to
              March 12, 2000, between our Company and          Exhibit 31.2 to the Registrant's
              M. Richard Cutter, Brian A. Lebrecht,            Form 8-K filed March 14, 2000
              Vi Bui and James Stubler

  10.02       Contribution Agreement dated as of               Incorporated by reference to
              November 30, 2000, between our Company,          Exhibit 2.1 to the Registrant's
              Grant Claims, LLC and Grant Claims, Inc.         Form 8-K filed January 25, 2001


  10.03       Consulting Agreement dated as of                 Incorporated by reference to
              January 1, 2001 between our Company              Exhibit 3.2 to the Registrant's
              and Bryan Egan                                   Form S-8 filed February 14, 2001

  10.04       Consulting Agreement dated as of March 1,        Incorporated by reference to
              2000 between our Company and Greg B. Berg        Exhibit 3.2 to the Registrant's
                                                               Form S-8 filed March 12, 2001

  10.05       Consulting Services Agreement dated as of        Incorported by reference to
              March 1, 2001, between our Company and           Exhibit 10.01 to the Registant's
              Yorkville Advisors Management, LLC               Form 10-Q1A filed July 6, 2001

  10.06       Placement Agent Agreement dated as of            Incorporated by reference to
              March 1, 2001 between our Company and            Exhibit 10.02 to the Registrant's
              May Davis Group, Inc.                            Form 10-Q/A filed July 6, 2001

  10.07       Registration Rights Agreement dated as of        Incorporated by reference to
              March 1, 20001 between our Company and           Exhibit 10.03 to the Registrant's
              May Davis Group, Inc.                            Form 10-Q/A filed July 6, 2001

  10.08       Escrow Agreement dated as of March 1, 2001       Incorporated by reference to
              between our Company, May Davis Group, Inc.       Exhibit 10.04 to the Registrant's
              and First Union National Bank                    Form 10-Q/A filed July 6, 2001

  10.09       Securities Purchase Agreement dated as of        Incorporated by reference to
              March 1, 2001 among our Company and the          Exhibit 10.05 to the Registrant's
              buyers listed on Schedule I attached thereto     Form 10-Q/A filed July 6, 2001
              (the "Buyers")

  10.10       Registration Rights Agreement dated as of        Incorporated by reference to
              March 1, 2001 among our Company and the          Exhibit 10.06 to the Registrant's
              Buyers                                           Form 10-Q/A filed July 6, 2001

  10.11       Form of Debenture                                Incorporated by reference to
                                                               Exhibit 10.07 to the Registrant's
                                                               Form 10-Q/A filed July 6, 2001

  11.01       Statement re: Computation of Earnings            Not Applicable

  16.01       Letter on Change in Certifying Accountant        Not Applicable

  21.01       Subsidiaries of our Company                      Not Applicable

  23.01       Consent of Independent Accountants               Provided herewith

  23.02       Consent of Counsel                               Provided herewith

  24.01       Power of Attorney                                Included on Signature Page

  27.01       Financial Data Schedule                          Not Applicable


ITEM 28.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of Los Angeles, California, on July 19, 2001.

                              RUBBER TECHNOLOGY INTERNATIONAL, INC.

                              By: /s/ Trevor L. Webb
                                  ------------------------------------------
                              Name:    Trevor L. Webb
                              Title:   President and Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Trevor L. Webb his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE               TITLE                                     DATE
---------               -----                                     ----


/s/ Trevor L. Webb      President, Chief Executive Officer        July 19, 2001
---------------------   and Director
Trevor L. Webb


/s/ Terrence Burke      Director                                  July 19, 2001
---------------------
Terrence Burke


/s/ Thomas L. Reichman                                            July 19, 2001
----------------------  Executive Vice-President,
Thomas L. Reichman      Chief Operating Officer, Secretary
                        and Director

/s/ Fred Schmidt        Chief Financial Officer                   July 19, 2001
---------------------
Fred Schmidt

                                INDEX TO EXHIBITS


 EXHIBIT
   NO.     DESCRIPTION                                         LOCATION
   ---     -----------                                         --------
   2.01    Exchange Agreement dated as of                      Incorporated by reference to
           March 12, 2000, between MRC Legal                   Exhibit 1.1 to the Registrant's
           Services and our comapny                            Form 8-K filed March 14, 2000

   3.01    Articles of Incorporation                           Incorporated by reference to
                                                               Exhibit 3.1 to the Registrant's
                                                               Form 8-K filed March 14, 2000

   3.02    Bylaws                                              Incorporated by reference to
                                                               Exhibit 3.2 to the Registrant's
                                                               Form 8-K filed March 14, 2000

   5.1     Opinion re: Legality                                Provided herewith

  10.01    Consulting Services Agreement dated as of           Incorporated by reference to
           March 12, 2000, between our Company and             Exhibit 31.2 to the Registrant's
           M. Richard Cutter, Brian A. Lebrecht,               Form 8-K filed March 14, 2000
           Vi Bui and James Stubler

  10.02    Contribution Agreement dated as of                  Incorporated by reference to
           November 30, 2000, between our Company,             Exhibit 2.1 to the Registrant's
           Grant Claims, LLC and Grant Claims, Inc.            Form 8-K filed January 25, 2001


  10.03    Consulting Agreement dated as of                    Incorporated by reference to
           January 1, 2001 between our Company                 Exhibit 3.2 to the Registrant's
           and Bryan Egan                                      Form S-8 filed February 14, 2001

  10.04    Consulting Agreement dated as of March 1,           Incorporated by reference to
           2000 between our Company and Greg B. Berg           Exhibit 3.2 to the Registrant's
                                                               Form S-8 filed March 12, 2001

  10.05    Consulting Services Agreement dated as of           Incorporated by reference to Exhibit
           March 1, 2001 between our Company and               10.01 to the Registrant's Form 10-Q/A
           Yorkville Advisors Management, LLC                  filed July 6, 2001

  10.06    Placement Agent Agreement dated as of               Incorporated by reference to Exhibit
           March 1, 2001 between our Company and               10.02 to the Registrant's Form 10-Q/A
           May Davis Group, Inc.                               filed July 6, 2001

  10.07    Registration Rights Agreement dated as of           Incorporated by reference to
           March 1, 20001 between our Company and              Exhibit 10.03 to the Registrant's
           May Davis Group, Inc.                               Form 10-Q/A filed July 6, 2001

  10.08    Escrow Agreement dated as of March 1, 2001          Incorporated by reference to
           between our Company, May Davis Group, Inc.          Exhibit 10.04 to the Registrant's
           and First Union National Bank                       Form 10-Q/A filed July 6, 2001

  10.09    Securities Purchase Agreement dated as of           Incorporated by reference to
           March 1, 2001 among our Company and the             Exhibit 10.05 to the Registrant's
           buyers listed on Schedule I attached thereto        Form 10-Q/A filed July 6, 2001
           (the "Buyers")

  10.10    Registration Rights Agreement dated as of           Incorporated by reference to
           March 1, 2001 among our Company and the             Exhibit 10.06 to the Registrant's
           Buyers                                              Form 10-Q/A filed July 6, 2001

  10.11    Form of Debenture                                   Incorporated by reference to
                                                               Exhibit 10.07 to the Registrant's
                                                               Form 10-Q/A filed July 6, 2001

  11.01    Statement re: Computation of Earnings               Not Applicable

  16.01    Letter on Change in Certifying Accountant           Not Applicable

  21.01    Subsidiaries of our Company                         Not Applicable

  23.01    Consent of Independent Accountants                  Provided herewith

  23.02    Consent of Counsel                                  Provided herewith

  24.01    Power of Attorney                                   Included on Signature
                                                               Page

  27.01    Financial Data Schedule                             Not Applicable
